Exhibit 2.1

Execution Version

DATED September 5, 2026

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

MESHFLOW ACQUISITION CORP.,

LEYTE PARENT, INC.,

LEYTE MERGER SUB I, INC.,

LEYTE MERGER SUB II, LLC

AND

HGP INTELLIGENT ENERGY, LLC

i

Exhibits

Exhibit A	Form of Transaction Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Sponsor Support Agreement
Exhibit D	Form of Company SAFE Conversion Agreement

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 5, 2026, by and among (i) Meshflow Acquisition Corp., a Cayman Islands exempted company with limited liability (together with its successors, including after the Conversion (as defined below), the “SPAC”), (ii) Leyte Parent, Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Pubco”), (iii) Leyte Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Leyte Merger Sub II, LLC, a Wyoming limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”, and the Merger Subs collectively with Pubco, the “SPAC Parties”), and (v) HGP Intelligent Energy, LLC, a Wyoming limited liability company (the “Company”). The SPAC, Pubco, SPAC Merger Sub, Company Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Certain capitalized terms used in this Agreement have the meanings given to them in Article X of this Agreement.

RECITALS:

WHEREAS, the SPAC is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Pubco is a newly incorporated Delaware corporation that is owned entirely by the SPAC, and Pubco owns all of the issued and outstanding equity interests of SPAC Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), the Wyoming Limited Liability Company Act (“WLLCA”) and the Companies Act (as Revised) of the Cayman Islands (the “Cayman Companies Act”), as applicable, the Parties desire and intend to effect a business combination transaction pursuant to which (i) one (1) Business Day prior to the Closing, the SPAC will deregister from and continue out of the Cayman Islands and domesticate as a Delaware corporation pursuant to the Conversion, (ii) following the Conversion and at the Effective Time, SPAC Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving corporation (the “SPAC Merger”), as a result of which each issued and outstanding security of the SPAC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled in exchange for substantially equivalent securities of Pubco, (iii) substantially concurrently with the SPAC Merger, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving limited liability company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which each issued and outstanding Company Unit immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled in exchange for shares of Pubco Common Stock, and (iv) as a result of the Mergers, the SPAC and the Company will become wholly owned Subsidiaries of Pubco and Pubco will become a publicly traded company (clauses (i) through (iv), and together with the other transactions contemplated herein, the “Transactions”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Supporting Company Members have entered into voting and support agreements with the SPAC, Pubco and the Company in the form attached as Exhibit A hereto (collectively, the “Transaction Support Agreements”), pursuant to which, among other matters, such Supporting Company Members have agreed to vote or consent with respect to their Company Units in favor of the adoption and approval of this Agreement, the Company Merger and the other Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Supporting Company Members have each entered into the Lock-Up Agreement with Pubco, the Sponsor and the SPAC, the form of which is attached as Exhibit B hereto (the “Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the SPAC, the Company, Pubco, the Sponsor and the SPAC’s directors and officers have entered into a Sponsor Support Agreement, a copy of which is attached as Exhibit C hereto (the “Sponsor Support Agreement”), pursuant to which, among other matters, the Sponsor and the SPAC’s directors and officers party thereto have agreed to vote in favor of the adoption and approval of this Agreement and the other Transactions contemplated hereby;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, Pubco, the Sponsor, certain holders of SPAC securities party to the Original Registration Rights Agreement, and the Sellers will enter into an Amended and Restated Registration Rights Agreement in form and substance reasonably acceptable to the Company and the SPAC (the “Registration Rights Agreement”), which Registration Rights Agreement shall amend and restate the Original Registration Rights Agreement in its entirety and provide, among other matters, that such holders will be granted certain customary registration rights with respect to shares of Pubco Common Stock held by them following the Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, the SPAC intends to arrange and obtain, with the cooperation and assistance of the Company, the PIPE Financing, pursuant to subscription agreements to be entered into with Pubco, the SPAC and the Company, in form and substance reasonably acceptable to the Company and the SPAC (the “PIPE Subscription Agreements”), with the consummation of the PIPE Financing to occur immediately prior to, and subject to, the consummation of the Mergers;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Conversion qualifies as a reorganization described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a) and (c) the Company Merger and the SPAC Merger shall be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment” and, collectively, the “Intended Tax Treatments”), and this Agreement is hereby adopted as a plan of reorganization for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses;

WHEREAS, the boards of directors of each of Pubco, the SPAC and SPAC Merger Sub have each (i) determined that the respective Mergers to which they are a party are fair, advisable and in the best interests of their respective companies and stockholders or shareholders (as relevant), (ii) approved this Agreement and the transactions contemplated hereby, including the Conversion (including without limitation, applicable notices, declarations, affidavits, statement of assets and liabilities, and undertakings and the Organizational Documents of the SPAC to become effective in connection with the Conversion) and the respective Mergers to which they are a party, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders, shareholders or class (as relevant) the approval and adoption of this Agreement and the transactions contemplated hereby, including the Conversion (including applicable notices, declarations, affidavits, statement of assets and liabilities, and undertakings and the Organizational Documents of the SPAC to become effective in connection with the Conversion) and the respective Mergers to which they are a party (in case of the recommendation of the board of directors of the SPAC, the “SPAC Board Recommendation”);

WHEREAS, the board of managers or other applicable governing body of the Company and Company Merger Sub have each (i) determined that the Company Merger is fair, advisable and in the best interests of the Company, the Company Merger Sub and their respective members, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to its members the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

WHEREAS, the SPAC, as the sole stockholder of Pubco, has approved and adopted this Agreement, the Ancillary Documents to which Pubco is or will be a party and the consummation of the Transactions, including the Mergers;

WHEREAS, Pubco, as the sole stockholder of SPAC Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which SPAC Merger Sub is or will be a party and the consummation of the Transactions, including the SPAC Merger;

WHEREAS, Pubco, as the sole member of Company Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Company Merger Sub is or will be a party and the consummation of the Transactions, including the Company Merger; and

WHEREAS, in connection with the Transactions and in accordance with the terms hereof, the SPAC shall provide the holders of SPAC Class A Ordinary Shares issued in the SPAC’s IPO with the opportunity to have such SPAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement, the Cayman SPAC Articles and the Trust Agreement, with such redemption to occur immediately prior to or substantially concurrently with the Closing in accordance with this Agreement, the Cayman SPAC Articles and the Trust Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

THE TRANSACTIONS

Section 1.01 Conversion.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), at least one (1) Business Day prior to the Closing, the SPAC shall, in accordance with the DGCL, the Cayman Companies Act, the Cayman SPAC Articles, and any applicable rules and regulations of the SEC and the Applicable Exchange, as applicable, transfer by way of continuation from the Cayman Islands and domesticate as a Delaware corporation pursuant to Part 12, Section 206 of the Cayman Companies Act and Section 388 of the DGCL (the “Conversion”). In connection with the Conversion, the SPAC shall file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, and shall make all filings and take all other actions required under the Cayman Companies Act (including applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals and undertakings), pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to de-registration required to be satisfied, in each case, to effect the deregistration and continuation of the SPAC from the Cayman Islands to the State of Delaware, in each case in form and substance reasonably acceptable to the Company.

(b) At the effective time of the Conversion, by virtue of the Conversion and without any action on the part of any holder thereof, (i) each issued and outstanding SPAC Class A Ordinary Share (other than any SPAC Class A Ordinary Share included in the SPAC Public Unit) shall be converted automatically, on a one-for-one basis, into one (1) share of Domesticated SPAC Common Stock; (ii) each issued and outstanding SPAC Class B Ordinary Share shall be converted automatically, on a one-for-one basis, into one (1) share of Domesticated SPAC Class B Common Stock, (iii) each issued and outstanding SPAC Public Warrant (other than any SPAC Public Warrants included in the SPAC Public Unit) shall be converted automatically, on a one-for-one basis into a warrant to acquire one (1) share of Domesticated SPAC Common Stock on substantially the same terms and conditions as applied immediately prior to the Conversion (each, a “Domesticated SPAC Public Warrant”), (iv) each issued and outstanding SPAC Private Warrant shall be converted automatically, on a one-for-one basis into a warrant to acquire one (1) share of Domesticated SPAC Common Stock on substantially the same terms and conditions as applied immediately prior to the Conversion (each, a “Domesticated SPAC Private Warrant”), (v) each issued and outstanding SPAC Public Unit shall represent one share of Domesticated SPAC Common Stock and one-third (1/3) of one Domesticated SPAC Public Warrant (each, a “Domesticated SPAC Public Unit”), subject to the detachment contemplated by Section 1.10(a), and (vi) the Organizational Documents of the SPAC shall be the certificate of incorporation and bylaws adopted in connection with the Conversion, in each case in form and substance reasonably acceptable to the Company.

(c) The SPAC shall not amend, modify, supplement or waive any document or filing relating to the Conversion in any material respect without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 1.02 SPAC Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving corporation in the SPAC Merger. The SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include SPAC Surviving Subsidiary).

Section 1.03 Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the WLLCA, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger. The Company as the surviving limited liability company after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary), and together with SPAC Surviving Subsidiary, the “Surviving Subsidiaries”.

Section 1.04 Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) cause the Company Merger to be consummated by filing articles of merger in form and substance reasonably acceptable to the Company and the SPAC with the Secretary of State of the State of Wyoming in accordance with the applicable provisions of the WLLCA (the “Company Certificate of Merger”), with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (respectively, the “SPAC Merger Effective Time” and the “Company Merger Effective Time”, and collectively, the “Effective Time”).

Section 1.05 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, WLLCA and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

Section 1.06 Governing Documents. At the SPAC Merger Effective Time, the Organizational Documents of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall be the Organizational Documents of the SPAC Surviving Subsidiary, until thereafter amended in accordance with their terms and applicable Law; provided, that the name of the SPAC Surviving Subsidiary shall be such name as determined by the Company. At the Company Merger Effective Time, the Organizational Documents of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the Organizational Documents of the Company Surviving Subsidiary, until thereafter amended in accordance with their terms and applicable Law; provided, that the name of the Company Surviving Subsidiary shall be such name as determined by the Company.

Section 1.07 Directors, Officers and Managers of the Surviving Subsidiaries. At the Effective Time, (a) the board of directors and executive officers of SPAC Surviving Subsidiary shall be designated by the Company, each to hold office in accordance with the organizational documents of the SPAC Surviving Subsidiary until their successors are duly elected or appointed and qualified or their earlier death, resignation, or removal, and (b) the board of managers and executive officers of Company Surviving Subsidiary shall be designated by the Company, each to hold office in accordance with the organizational documents of the Company Surviving Subsidiary until their successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

Section 1.08 Merger Consideration. The aggregate consideration payable to holders of the Company Units as of the Effective Time (collectively, the “Sellers”) pursuant to the Company Merger shall consist of an aggregate number of newly issued shares of Pubco Common Stock equal to Eighty Million (80,000,000) shares, calculated by dividing Eight Hundred Million Dollars ($800,000,000) by Ten U.S. Dollars ($10.00) per share (the “Company Merger Consideration”). At the Effective Time, the Company Units issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right of each Seller to receive its respective Percentage Merger Consideration in the form of Pubco Common Stock.

Section 1.09 Adjustment. The Company Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pubco Common Stock or Company Units occurring prior to the date on which the shares comprising the Company Merger Consideration are issued.

Section 1.10 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time (or, with respect to the Redemption, immediately prior to the Effective Time), by virtue of the SPAC Merger and the Conversion, as applicable, and without any action on the part of any Party or any holder of securities of the SPAC, the Company or any SPAC Party:

(a) Domesticated SPAC Public Units. At the Effective Time, each issued and outstanding Domesticated SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of Domesticated SPAC Common Stock and one-third (1/3) of one (1) Domesticated SPAC Public Warrant in accordance with the terms of such Domesticated SPAC Public Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.10.

(b) Domesticated SPAC Common Stock. At the Effective Time, each issued and outstanding share of Domesticated SPAC Common Stock (other than those described in Section 1.10(d) or Section 1.10(e) below, but including those described in Section 1.10(a) above) and Domesticated SPAC Class B Common Stock shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which all shares of Domesticated SPAC Common Stock and Domesticated SPAC Class B Common Stock shall cease to be outstanding, shall automatically be canceled and shall cease to exist.

(c) Domesticated SPAC Warrants. At the Effective Time, each issued and outstanding Domesticated SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Domesticated SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, Domesticated SPAC Public Warrants and Domesticated SPAC Private Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Domesticated SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Domesticated SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of Domesticated SPAC Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(d) Treasury Stock. At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) SPAC Redeeming Shares. Immediately prior to the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (or share of Domesticated SPAC Common Stock into which such SPAC Class A Ordinary Share was converted in the Conversion) with respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the Cayman SPAC Articles and the Trust Agreement (and has not waived, withdrawn or otherwise lost such rights) shall be redeemed and canceled and shall thereafter represent only the right to receive the applicable cash amount payable in respect thereof pursuant to the Cayman SPAC Articles and the Trust Agreement, and shall not be converted into the right to receive Pubco Common Stock pursuant to this Agreement.

(f) SPAC Merger Sub Stock. At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary, such that, immediately following the Effective Time, SPAC Surviving Subsidiary shall be a direct, wholly owned Subsidiary of Pubco.

(g) No Appraisal Rights. Without prejudice to the redemption rights of SPAC shareholders as referred to in Section 1.10(e), no dissenters’ or appraisal rights shall be available with respect to the SPAC Merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable Law.

Section 1.11 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of the SPAC, the Company or any SPAC Party:

(a) Company Units. At the Effective Time, each Company Unit issued and outstanding immediately prior to the Effective Time (other than the Company Units described in Section 1.11(b) and Section 1.11(e)) shall be canceled and shall cease to exist in exchange for the right to receive the applicable portion of the Company Merger Consideration as described in Section 1.08. As of the Effective Time, each holder of Company Units shall cease to have any other rights with respect to such Company Units, except as otherwise required under applicable Law.

(b) Treasury Interests. At the Effective Time, if there are any equity securities of the Company that are owned by the Company in treasury or any equity securities of the Company owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such equity interests shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Merger Sub Interests. At the Effective Time, each membership interest of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of membership interests of Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only outstanding equity interests in Company Surviving Subsidiary, such that, immediately following the Effective Time, Company Surviving Subsidiary shall be a direct, wholly owned Subsidiary of Pubco.

(d) Company SAFEs. Immediately prior to the Company Merger Effective Time, conditioned upon the occurrence of the Company Merger, with respect to each Company SAFE that is then outstanding, such Company SAFE shall, in accordance with a conversion and cancellation agreement substantially in the form attached hereto as Exhibit D (the “Company SAFE Conversion Agreement”), without any action on the part of the Company, any holder of such Company SAFE or any other Person, be terminated, cancelled, and converted into a number of Company Class C Units determined in accordance with the terms of such Company SAFE Conversion Agreement. For purposes of this Agreement, all Company Class C Units issued upon conversion of the Company SAFEs pursuant to this Section 1.11(d) shall be deemed issued and outstanding immediately prior to the Company Merger Effective Time and shall constitute Company Units entitled to receive the applicable portion of the Company Merger Consideration in accordance with Section 1.11(a) of this Agreement. The Company shall use reasonable best efforts to cause each holder of a Company SAFE to duly execute and deliver a Company SAFE Conversion Agreement prior to the Closing and shall deliver to the SPAC and Pubco evidence reasonably satisfactory to the SPAC and Pubco of the Company SAFE Conversion Agreements so executed and delivered, and the conversion of the Company SAFEs subject thereto, concurrently with the Closing.

(e) Company Compensatory Units.

(i) As of the Effective Time, by virtue of the Mergers and without any action on the part of any Person (but subject to, in the case of the Company, Section 1.11(e)(iv)), each Company PIU Award that is vested in accordance with its terms as of immediately prior to the Effective Time (each, a “Vested Company PIU”) shall be cancelled and converted into a number of shares of Pubco Common Stock equal to the value of each such Vested Company PIU, determined as follows: (A) such Vested Company PIU’s share of the Company Merger Consideration, minus (B) the “profits interest hurdle” applicable to such Vested Company PIU.

(ii) As of the Effective Time, by virtue of the Mergers and without any action on the part of any Person (but subject to, in the case of the Company, Section 1.11(e)(iv)), each Company PIU Award that is unvested in accordance with its terms as of immediately prior to the Effective Time (each, an “Unvested Company PIU”) shall be cancelled and converted into a number of shares of Pubco Common Stock under the Pubco Equity Incentive Plan (as defined below in Section 6.15) subject to substantially the same terms and conditions, including vesting (including any vesting acceleration provisions), transfer restrictions and forfeiture provisions to which such Unvested Company PIU was subject prior to the Effective Time (the “Pubco Restricted Shares”) equal to the value of such Unvested Company PIU, determined as follows: (A) the portion of the Company Merger Consideration that would be allocated to such Unvested Company PIU if it were a Vested Company PIU as of immediately prior to the Effective Time, minus (B) the “profits interest hurdle” applicable to such Unvested Company PIU. The terms and conditions of such Pubco Restricted Shares shall be set forth in the Pubco Equity Incentive Plan and the applicable award agreement issued thereunder.

(iii) For the avoidance of doubt, as of the Effective Time, no Company PIU Awards will remain issued and outstanding and shall be of no further force and effect (other than the right to receive shares of Pubco Common Stock and Pubco Restricted Shares in accordance with Section 1.11(e)(i) and Section 1.11(e)(ii), respectively).

(iv) Prior to the Closing, the Company shall take, or cause to be taken, all necessary and appropriate actions (including adopting resolutions by the board of managers of the Company) under the Company Operating Agreement or other applicable instruments under the underlying award agreement and otherwise give effect to the provisions of this Section 1.11(e). Prior to such adoption, the Company will provide the SPAC with drafts of all such resolutions and shall consider in good faith any comments to such resolutions provided by the SPAC.

Section 1.12 Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of the SPAC, the Company or any SPAC Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor. For the avoidance of doubt, immediately following the Effective Time, the outstanding shares of Pubco Common Stock shall be held by (a) the former holders of SPAC Common Stock pursuant to Section 1.10(b) and (b) the Sellers, as the former holders of Company Units, pursuant to Section 1.08 and Section 1.11, in each case in the respective amounts determined in accordance therewith.

Section 1.13 Exchange Procedures.

(a) Prior to the Effective Time, Pubco shall appoint an agent reasonably acceptable to the SPAC and the Company (the “Exchange Agent”) as its agent for the purpose of exchanging Domesticated SPAC Common Stock, the Domesticated Class B Common Stock and Company Units for shares of Pubco Common Stock.

(b) At or prior to the Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the SPAC Merger Effective Time, in uncertificated book-entry form, one share of Pubco Common Stock in exchange for, and upon cancellation of, each issued and outstanding share of Domesticated SPAC Common Stock and Domesticated SPAC Class B Common Stock (subject to Section 1.10).

(c) At or prior to the Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the Company Merger Effective Time, in uncertificated book-entry form, to each Seller the number of shares of Pubco Common Stock to which such Seller is entitled pursuant to Section 1.08 and Section 1.11, in exchange for, and upon cancellation of, the Company Units held by such Seller immediately prior to the Company Merger Effective Time.

(d) Pubco Common Stock to be delivered pursuant to Section 1.10(b) and Section 1.11(a) shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical certificate representing Pubco Common Stock is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send such certificate to the applicable holder.

(e) At the Company Merger Effective Time, the Company shall update its books and records, including its member register, to reflect the cancellation of the Company Units contemplated by Section 1.11(a).

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the Transactions. Each Person who would otherwise be entitled to receive a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down to the nearest whole share of Pubco Common Stock.

(g) No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Common Stock with a record date after the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, will be paid to any former holder of SPAC Common Stock or Company Units until the exchange contemplated by this Section 1.13 has been completed with respect to such holder.

Section 1.14 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Section 1.15 Withholding. Notwithstanding any other provision of this Agreement, the SPAC, the Merger Subs, the Company, Pubco and their respective Representatives shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes as are required to be deducted or withheld with respect to such amounts under the Code or any provision of U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority within the statutorily required period, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the SPAC, the Merger Subs, the Company and Pubco shall use commercially reasonable efforts to provide recipients of Company Merger Consideration that may be subject to withholding (except to the extent otherwise treated as compensation for services) with a reasonable opportunity to provide documentation establishing an exemption from or reduction of such withholding. In the case of any payment payable to an employee of the Company in connection with the Company Merger that is treated as compensation, the Parties shall reasonably cooperate to pay such amount through the Company’s payroll to facilitate applicable withholding.

Article II

CLOSING

Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as the SPAC, Pubco and the Company may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.02 Closing Documents.

(a) SPAC/Pubco Closing Certificate. At least one (1) Business Day prior to the SPAC Shareholders’ Meeting and, in any event, not earlier than the time that the holders of SPAC Class A Ordinary Shares may no longer elect to redeem their SPAC Class A Ordinary Shares in connection with the Redemption, the SPAC shall deliver to the Company a written notice (the “SPAC/Pubco Closing Certificate”) setting forth the SPAC’s and Pubco’s good faith calculation of the following: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption); (ii) the aggregate amount of all payments that will be required to be made in connection with the Redemption; (iii) the aggregate amount of the SPAC Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the SPAC or Pubco); (iv) the amount of Available Closing Cash and (v) the number of shares of Pubco Common Stock, the number of Pubco Warrants, and the number of shares of Pubco Common Stock that may be issued upon the exercise of all Pubco Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Redemption and the issuance of securities in connection with the consummation of any PIPE Financing.

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the SPAC and Pubco a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Company and wire instructions and applicable Tax forms for each such Person; provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement).

(c) Access; Cooperation. From and after the delivery of the SPAC/Pubco Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the SPAC, Pubco and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the SPAC, Pubco or the Company or any of their respective Representatives in connection with the review of the SPAC/Pubco Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the SPAC/Pubco Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the SPAC/Pubco Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the SPAC, Pubco or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

Section 2.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the SPAC and Pubco shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) SPAC Transaction Costs. On the Closing Date, the SPAC and Pubco shall pay or cause to be paid by wire transfer of immediately available funds all SPAC Transaction Costs.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the SPAC (the “Company Disclosure Letter”) (each Section of which, subject to Section 9.16 (Disclosure Letters), qualifies the correspondingly numbered and lettered representations in this Article III) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the SPAC, as of the date hereof and as of the Closing (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

Section 3.01 Organization and Standing. The Company is a Wyoming limited liability company duly formed, validly existing and in good standing under the WLLCA and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be expected to be material to the Company. The Company has provided to the SPAC accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

Section 3.02 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Member Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company’s board of managers or other applicable governing body in accordance with its Organizational Documents, the WLLCA, any other applicable Law and any Contract to which the Company or any of its members is a party or by which the Company or its securities are bound and (b) other than the adoption and approval of this Agreement and the Transactions, including the Company Merger, by the affirmative vote or written consent constituting the Company Member Approval, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of managers or other applicable governing body, by resolutions duly adopted, has determined that this Agreement, the Ancillary Documents and the Transactions are advisable and in the best interests of the Company and the Company Members and has approved this Agreement, the Ancillary Documents and the Transactions in accordance with the WLLCA, the Company’s Organizational Documents and any other applicable Law. No vote or consent of any holders of Company Units or other equity interests of the Company is necessary to approve this Agreement or the Transactions other than the Company Member Approval.

Section 3.03 Capitalization.

(a) Set forth on Section 3.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 3.03(b)(i) of the Company Disclosure Letter, and other than the Company Securities, the Company does not have any other issued or outstanding equity interests or other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as set forth on Section 3.03(b)(ii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 3.03(b)(iii) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, operating agreements, equityholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to its securities. Except as disclosed in the Company Financials, the Company has not since the Company’s formation declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of managers of the Company has not authorized any of the foregoing.

(c) Except as set forth on Section 3.03(c)(i) of the Company Disclosure Letter: (i) there are no outstanding Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding; (ii) there are no issued, reserved for issuance, held in treasury, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company; and (iii) there are no voting trusts, proxies, equityholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Operating Agreement or Section 3.03(c)(ii) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Section 3.03(d) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company SAFEs. There are no side letters, amendments, waivers, or other agreements that modify the standard terms of any Company SAFE (other than the Company SAFE Conversion Agreement). The Company has no outstanding commitments to issue any additional Company SAFEs or other convertible securities. The Company SAFEs were issued in compliance with all applicable Laws.

(e) Except as provided for in this Agreement, no units, warrants, options or other securities of the Company are issuable as a result of the consummation of the Transactions.

Section 3.04 Subsidiaries. The Company has not had and does not have any Subsidiaries.

Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 3.05, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 3.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Ancillary Documents to which the Company is a party by the Company, does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Organizational Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 3.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the SPAC contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any Ancillary Document to which it is or is required to be a party or the consummation by the Company of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws and state takeover Laws, the HSR Act and any other Antitrust Laws; (iii) the filing and recordation of the SPAC Certificate of Merger, the Company Certificate of Merger and the certificates and other documents required to effect the Conversion pursuant to the DGCL, the WLLCA and the Cayman Companies Act, as applicable; and (iv) as otherwise disclosed on Section 3.05(b) of the Company Disclosure Letter.

Section 3.06 Financial Statements.

(a) The Company has provided to the SPAC true, correct and complete copies of the audited balance sheet and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the period from the Company’s formation through December 31, 2025, together with the auditor’s report thereon, each audited in accordance with the auditing standards of the PCAOB, and the related notes thereto (the “Audited Company Financials”), (together with the Interim Company Financials, the “Company Financials”). Except as set forth on Section 3.06(a) of the Company Disclosure Letter, (A) the Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices, and (B) the Company Financials (and the notes thereto), when delivered, present fairly in all material respects the financial position of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods indicated therein in accordance with GAAP, subject, in the case of the Interim Company Financials, to normal year-end adjustments and the absence of notes. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Since the Company’s formation, the Company has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to the SPAC and Pubco and is set forth on Section 3.06(b) of the Company Disclosure Letter), (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act), manager or director of the Company.

Section 3.07 Undisclosed Liabilities. There is no Liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the Company Financials or disclosed in the notes thereto; (b) incurred in the Company Ordinary Course since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; (d) set forth on Section 3.07 of the Company Disclosure Letter; or (e) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08 Absence of Certain Changes. Except as set forth on Section 3.08 of the Company Disclosure Letter and except for activities conducted in connection with this Agreement and the Transactions, since June 30, 2026 through the date of this Agreement (a) the Company has conducted its business in the Company Ordinary Course in all material respects, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.02 if such action were taken on or prior to the Closing without the consent of the SPAC.

Section 3.09 Compliance with Laws. Provided that this Section 3.09 shall not apply with respect to the matters covered by Section 3.24, the Company, its managers and officers have, since the Company’s formation, materially complied with, and are currently in material compliance with, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. Except as disclosed on Section 3.09 of the Company Disclosure Letter, no written, or, to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Company.

Section 3.10 Government Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each Government Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Company that are reasonably expected to be in excess of $250,000 (each, a “Material Current Government Contract”) and (ii) each outstanding Government Bid involving expected aggregate payments to the Company in excess of $250,000. Each Material Current Government Contract was legally awarded to the Company, as applicable.

(b) Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid and binding obligation of the Company; and (ii) in full force and effect and enforceable against the Company, in accordance with its terms, in each case subject to the Enforceability Exceptions. To the Knowledge of the Company, no Government Contract or Government Bid is currently the subject of any ongoing bid or award protest proceeding, and the Company has not received any written notice of any pending bid or award protest proceeding.

(c) Since the Company’s formation with respect to each Government Contract and Government Bid submitted by the Company: (i) the Company has complied in all material respects with all material terms and conditions thereof and has performed all material obligations thereunder; (ii) the Company is in compliance in all material respects with all applicable Laws and contract terms, as amended, including those Laws and contract terms specifically applicable to Government Contracts and Government Bids; (iii) each representation and certification made by the Company in connection with a Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date, including all material representations, certifications and disclosures regarding the Company’s cost and pricing and any preferential status, and the Company has complied in all material respects with all such representations and certifications; and (iv) all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Company in connection with any Government Contract or Government Bid were, to the Knowledge of the Company, accurate in all material respects as of their respective submission dates, and neither the Company nor, to the Knowledge of the Company, any of its Representatives is aware of any evidence that such submissions are not still accurate in all material respects.

(d) Since the Company’s formation: (i) neither the Company nor any of its Principals (as defined in Section 52.209-5 of the Federal Acquisition Regulation (“FAR”)) has been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of the Company, threatened against the Company or any of its Principals, and there exist no circumstances that would require the Company to answer any of the questions at FAR 52.209-5(a)(1) in the affirmative; (ii) no Governmental Authority, in connection with a Government Contract or Government Bid, has notified the Company in writing or, to the Knowledge of the Company, through any other communication of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract that remains unresolved; (iii) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any termination for default or convenience, cure notice, show cause notice, or stop work order pertaining to any Government Contract that remains unresolved and, to the Knowledge of the Company, no such notice has been threatened; (iv) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any audit or investigation by any Governmental Authority with respect to a Government Contract or Government Bid that remains unresolved and has not undergone and is not currently undergoing any audit or investigations relating to any Government Contract or Government Bid (other than in the Company Ordinary Course); and (v) the Company has not made any voluntary or mandatory disclosure to any Governmental Authority under FAR 52.201-13 with respect to any material irregularity, misstatement, significant overpayment, false statement, false claim or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Knowledge of the Company, has any violation occurred for which the Company is required under applicable Law or the terms of such Government Contract or Government Bid to make any such disclosure to a Governmental Authority.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, the Company has implemented and maintains compliance policies, procedures and internal controls reasonably calculated to ensure compliance in all material respects with all Government Contracts to which it is a party, including adequate systems of internal controls appropriate for its operations.

(f) Except as set forth on Section 3.10(f) of the Company Disclosure Letter, no Government Contract or Government Bid is based on the Company having SBA Section 8(a) status, small business status, small disadvantaged business status, HUBZone small business status, women-owned small business status, service-disabled veteran-owned small business status, protégé status or any other preferential status afforded by statute or regulation.

(g) Neither the Company, nor any of the Company’s officers, directors, managers, employees, or agents has violated any legal, administrative, or contractual restriction concerning the employment of (or discussions of employment with) current or former officials or employees of a Governmental Authority.

(h) Except as set forth on Section 3.10(h) of the Company Disclosure Letter, in connection with any Government Contract or Government Bid, the Company has not had access to confidential or non-public information, or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, or prepared specifications or statements of work, or, to the Knowledge of the Company, engaged in any other conduct, in each case, that would create an Organizational Conflict of Interest, as defined by applicable Law, including FAR 9.501.

Section 3.11 Company Permits. The Company holds all Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”) except where the failure to have such Company Permits, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Company. Section 3.11 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company.

Section 3.12 Litigation. Except as described on Section 3.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending, threatened in writing or, to the Knowledge of the Company, threatened verbally against the Company or any of its properties or assets or, to the Knowledge of the Company, any manager or officer of the Company with respect to actions taken in such capacity; (b) pending, threatened in writing or, to the Knowledge of the Company, threatened verbally audit, examination or investigation by any Governmental Authority against the Company; (c) pending or threatened in writing Legal Proceeding by the Company against any third party; (d) settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company; or (e) Order imposed, threatened in writing or, to the Knowledge of the Company, threatened verbally to be imposed upon the Company or any of its properties or assets or, to the Knowledge of the Company, any manager or officer of the Company with respect to actions taken in such capacity.

Section 3.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which the Company is a party as of the date of this Agreement or such other Ancillary Documents that the Company shall execute after the date of this Agreement, Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xvi) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 3.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct and complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the SPAC. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of the Company to compete in any material respect in any line of business or with any Person or in any geographic area or to sell, or provide any material service or material product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the Company Ordinary Course), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the Company Ordinary Course) and/or relating to pending or future acquisitions or dispositions;

(iv) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or Personal Property and involves aggregate annual payments in excess of $100,000;

(v) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the Company Ordinary Course consistent with the Company’s development-stage business plan);

(vi) Each agreement by and between the Company and any current or former director, officer or employee related to the Company’s engagement or employment of such Person that provides for any severance, change of control, retention or similar type of payment or benefit, or that is not terminable at-will by the Company without incurring penalty or payment or requires more than thirty (30) days’ prior notice for a termination by the Company;

(vii) Each consulting agreement, advisor agreement, independent contractor agreement, or any other Contract for consulting or independent contractor services with any individual or single-member entity independent contractor that provides for annual fees in excess of $150,000;

(viii) Each staffing agreement or any other Contract whereby the Company retains the services of any staffing agency or professional employer organization;

(ix) Each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(x) Each Contract that obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xi) Each Contract that obligates the Company to make any capital commitment or expenditure in excess of $150,000 (including pursuant to any joint venture);

(xii) Each Contract that relates to a material settlement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xiii) Each Outbound License other than Standard Outbound Licenses;

(xiv) Each Inbound License other than Standard Inbound Licenses;

(xv) Any Contract that provides another Person (other than the Company or any manager, director or officer of the Company) with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company; and

(xvi) Each Contract that (A) contains any assignment of, or any covenant not to assert or enforce, any Intellectual Property; (B) pursuant to which any Intellectual Property is or was developed by, with or for the Company; or (C) pursuant to which the Company either (1) grants to a third Person (I) a license, immunity or other right in or to any Intellectual Property or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property or IT Assets, in each case under clauses (1) and (2), excluding (unless they otherwise qualify as Company Material Contracts under another subsection of this Section 3.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the Company Ordinary Course; (x) licenses of Open Source Software; (y) licenses of Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to the SPAC without any material deviations or exceptions.

(b) Except as disclosed in Section 3.13(b) of the Company Disclosure Letter: (i) each Company Material Contract is valid, binding and enforceable in all material respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions; (ii) the Company is not in material breach of or material default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred that, with the passage of time or giving of notice or both, would constitute a material breach or default by the Company, or permit termination or acceleration by the other party, under any Company Material Contract; (iii) to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under any Company Material Contract, and no event has occurred that, with the passage of time or giving of notice or both, would constitute a material breach or default by such other party, or permit termination or acceleration by the Company, under any Company Material Contract; and (iv) the Company has not received written notice of any intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend its terms, other than modifications that do not adversely affect the Company in any material respect.

Section 3.14 Intellectual Property.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (i) all U.S. and foreign registered or issued Patents, Trademarks, and Copyrights, and applications of the foregoing, owned by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates, (ii) all domain names and Social Media Accounts, and (iii) all other material Owned Intellectual Property. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The registration, maintenance, renewal, and similar fees in respect of Company Registered IP and the domain names among the Company IP have been paid when due. The Company has not taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Governmental Authority to cancel, forfeit, modify, or consider abandoned, any Company Registered IP. The Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set forth on Section 3.14(a)(ii) of the Company Disclosure Letter) the Company’s Owned Intellectual Property. No item of Company Registered IP that is a pending Patent application fails to identify all inventors of the inventions as currently claimed in such Patent application. Except as set forth on Section 3.14(a)(iii) of the Company Disclosure Letter, each item of Company Registered IP has been assigned to the Company or is subject to a valid and enforceable written obligation to assign such item to the Company, in each case without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Registered IP. Section 3.14(a)(iv) of the Company Disclosure Letter sets forth all actions that have to be taken within 120 days of this Agreement with respect to the Company Registered IP and domain names that are Company IP.

(b) The Company has a valid and enforceable written license and right to exploit all Company IP that is not the Company’s Owned Intellectual Property in the manner the Company IP is currently being exploited by the Company, including Intellectual Property that is the subject of the Inbound Licenses applicable to the Company. The Inbound Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to enable use of the Intellectual Property licensed under the Company IP Licenses in the manner used in the operation of the business of the Company as presently conducted and as currently proposed to be conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses in compliance with the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The Company is not a party to any Contract that requires the Company to assign to any Person any or all of its material rights in any Intellectual Property developed by the Company under such Contract.

(c) No Legal Proceeding has been commenced or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim challenging the validity, enforceability, use, or exclusive ownership of any Owned Intellectual Property, or asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor, to the Knowledge of the Company, is there a reasonable basis therefor. The Company has not received any written or oral notice or communications inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of business activities of the Company. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, and has not infringed, misappropriated or violated, any Intellectual Property of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the business of the Company; provided that the foregoing is made to the Company’s Knowledge with respect to Patents and Trademarks. To the Company’s Knowledge, no third party is currently infringing, or has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) Except for any record interest or ownership interest that has been assigned or is subject to a valid and enforceable written obligation to assign to the Company, no current or former officer, employee, independent contractor or other third party employed or engaged by the Company has any ownership interest in any Owned Intellectual Property, and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Intellectual Property owned by the Company or the Company’s confidentiality obligations owed to third parties. To the Knowledge of the Company, no employee of the Company is obligated under any Contract, or subject to any Order, that would interfere with such employee’s reasonable efforts to perform such employee’s employment obligations for the Company or that would conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable efforts and security measures to maintain, preserve and protect all Owned Intellectual Property, including the secrecy, confidentiality and value of the Owned Intellectual Property (except for disclosures required as part of Company Registered IP applications and registrations). All Persons who have participated in or contributed to the creation or development of any Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to such Owned Intellectual Property has been irrevocably assigned (by a present-tense assignment) to the Company or is subject to a valid and enforceable written obligation to assign such right, title and interest to the Company (or all such right, title and interest vested in the Company by operation of Law). The Company solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).

(e) The Company is in compliance with all licenses by which the Company is bound governing any Open Source Software that the Company has incorporated into, used, intermingled or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software by the Company in a manner that requires the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other Owned Intellectual Property for the purpose of making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents (“Copyleft Terms”).

(f) No Company Software made available by the Company to any customer (whether as software or as firmware part of any hardware made available by the Company to such customer): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or its associated hardware; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by the Company relating to the use, functionality, or performance of such Company Software or its associated hardware, and the Company has not received any written or, to the Knowledge of the Company, oral notice from any customer or user with respect to any of the foregoing.

(g) No Company Software has been delivered, licensed or made available to any escrow agent or other Person, and the Company is not under any legal obligation to do so, other than to a Person who is or was an employee or contractor of, or service provider to, the Company (including cloud service providers such as AWS, Azure and GitHub) and is subject to obligations of confidentiality, or as disclosed in connection with any open source code detection scan, code review (including quality review), security review, penetration testing or other diligence conducted in connection with the Transactions. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will or would reasonably be expected to result in the delivery, license or disclosure of Company Software to any other Person, other than such employees, contractors and service providers subject to obligations of confidentiality.

(h) Other than pursuant to the Contracts listed on Section 3.14(h) of the Company Disclosure Letter, no governmental funding, resources or assistance, and no facilities of a Governmental Authority, university, college, other educational institution, similar institution or research center, were used by the Company in the development of any Owned Intellectual Property. No Governmental Authority, university, college, other educational institution, similar institution or research center has any (i) rights, title, or ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and 48 C.F.R. § 252.227-7013(a)) in or to any Company Software or (iii) “march-in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting Owned Intellectual Property. The Company is not a member of or party to, and has not participated in, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(i) The Company is, and at all times has been, in material compliance with Data Protection Law and Contracts and contractually requires all third parties that Process Personal Data to comply with applicable Data Protection Law and Contracts and to take commercially reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, unavailability, unauthorized Processing or other misuse. The Company has implemented written policies relating to the Processing of Personal Data and the security of Company information, Software and IT Assets. The Company has tested and maintained commercially reasonable measures to protect the confidentiality, integrity and security of all data in its possession or control against damage, loss, unauthorized Processing or other misuse. No Person has obtained unauthorized access to any material information, data (including Personal Data), IT Assets or Software in the possession of the Company or, to the Knowledge of the Company, in the custody or control of a third party, and there has not been any loss, damage, improper disclosure, unauthorized Processing, Security Incident or other compromise of the security, confidentiality or integrity of any such IT Assets, Software, information or data. The Company has not experienced any unavailability or Security Incident that has compromised the integrity or availability of any IT Asset of the Company or the information and data thereon. Neither the Company nor any third party acting at its direction or authorization has paid any perpetrator of any actual or threatened Security Incident or cyberattack, including a ransomware attack or denial-of-service attack. The Company has not received any written or oral complaint, claim, notice or investigation relating to unauthorized Processing of Personal Data, improper use or disclosure of, or a breach in the security of, any such information or data or relating to any Security Incident, and the Company has not been notified in writing, or been required by applicable Law or Contract to notify in writing, any Person or entity of any Personal Data or Security Incident.

(j) The Company has provided notifications to, and has obtained consent from, Persons regarding its Processing of Personal Data where such notice and/or consent is required by Data Protection Law or Contract. The Company has collected all Personal Data in accordance with all Data Protection Law, and the Company’s collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Company has provided all notices and obtained all consents required in connection with any use of cookies, device or browser, cross-device tracking, or other user, device, account, or other tracking technology or similar technology, in connection with the use of such technologies in accordance with Data Protection Law. There has been no interception, disclosure of, provision of access to, or other Processing of electronic communications or other information in violation of any Data Protection Law by or for the Company.

(k) The Company owns or has a license to use the IT Assets as necessary to operate the business of the Company as currently conducted. The IT Assets in the possession of the Company have been properly maintained by personnel in accordance with commercially reasonable standards in the industry, to ensure proper operation, monitoring and use. The Company’s IT Assets do not have high or critical vulnerabilities. All such IT Assets are in good working condition and, in combination with any IT Assets operated by the Company’s third-party service providers, are sufficient to perform the information technology operations used by the Company to conduct its businesses, and the Company owns, leases, licenses or otherwise has the valid right to use such IT Assets. The Company has not experienced any material defects, failures, breakdowns, disruption to, or interruption in any of its IT Assets in its possession. The Company has taken commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Assets, and to provide for the back-up and recovery of the data and information necessary for the Company to conduct its business without material disruption or material interruption. The Company is not in breach of any Contract for any IT Asset material to the Company. All IT Assets are (i) free from any “Trojan horse,” “ransomware,” or other malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in good working condition to perform all material information technology operations reasonably necessary to operate the business of the Company as currently conducted.

(l) The Company (i) uses all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable laws; (ii) has not included and does not include any Personal Data or Trade Secrets of the Company in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligation to not use such information, prompts, or services to train the machine learning or algorithm of such tools; and (iii) has not used Generative AI Tools to develop any Owned Intellectual Property or other Intellectual Property material to the business of the Company and that the Company intended to maintain as proprietary in a manner that is reasonably expected to materially affect the Company’s ownership or rights therein.

(m) The consummation of any of the Transactions will not result in (i) any material violation of any Data Protection Law by the Company or (ii), with respect to any Company IP License, (A) a material breach, material modification, cancellation, termination or suspension thereof, acceleration of any payment with respect thereto or release of source code thereunder; (B) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company IP; (C) a reduction of any royalties, revenue sharing or other payments the Company would otherwise be entitled to receive with respect to any Company IP; or (D) any modification, cancellation, termination or suspension of any rights to Intellectual Property that is the subject of any inbound Company IP License, any acceleration of or increase in any payments from the Company to a third party under any inbound Company IP License or any other change in the rights and obligations of the Company that would impair the Company’s use of such Company IP in the same manner as conducted by the Company absent the consummation of the Transactions.

Section 3.15 Taxes and Returns. Except in each case as set forth on Section 3.15 of the Company Disclosure Letter:

(a) The Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) The Company has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the Company Ordinary Course.

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to the Closing.

(g) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) The Company has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(i) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which the Company is the common parent. The Company has no Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Company has not ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(k) The Company has not claimed any employee retention credit pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state or local Law).

(l) The Company is, and has at all times since the Company’s formation been, classified as a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

(m) The Company has never owned (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(n) To the Knowledge of the Company, no Seller or holder or beneficial owners of Company Securities (or any person or entity acting on behalf of a Seller or a holder or beneficial owners of Company Securities) has entered into any agreement or other arrangement that is or could reasonably be expected to be treated as (or pursuant to the terms of any such agreement or other arrangement could reasonably be expected to result in), for U.S. federal income tax purposes, a sale or exchange or other disposition of the Pubco Common Stock after the Closing.

(o) The Company has not knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatments.

Section 3.16 Real Property.

(a) The Company does not own any real property.

(b) Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of the business of the Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the SPAC a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) the Company is not in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by the Company, and (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company, there are no condemnation or eminent domain proceedings pending or threatened in writing with respect to any of the Company Leased Real Properties or any portion thereof.

Section 3.17 Personal Property. The Company has good title to, or a valid leasehold interest in or right to use, its material tangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than Permitted Liens, and such tangible assets are in good working order and condition, except for ordinary wear and tear and except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.18 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and have not been, since the Company’s formation, any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened, in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 3.18(a) of the Company Disclosure Letter, no current senior officer of the Company, as of the date of this Agreement, has provided the Company notice, in writing, of his or her intention to terminate his or her employment.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter, the Company is, and since its formation has been, in compliance with all applicable Laws respecting employment and employment practices, including, but not limited to, terms and conditions of employment, health and safety, and wages and hours, and other Laws relating to discrimination, harassment, retaliation, termination or discharge, disability, labor relations, hours of work, payment of wages and overtime wages, meal and rest breaks, payroll documents and wage statements, classification of employees and independent contractors and other individual service providers, pay equity, immigration, workers’ compensation, unemployment compensation, paid and unpaid time off, family and medical leave, plant closings and layoffs, and whistleblower protection, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. All current employees of the Company are authorized to work in the United States and the Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, including, but not limited to, the requirement to have in its files, complete and compliant copies of Form I-9s for each current and former employee in accordance with applicable Law. The Company is not delinquent in any payments to any employee, or individual or single-member entity independent contractor, for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or amounts required to be reimbursed to such employees or individual or single-member entity independent contractors. There are, and since the Company’s formation have been, no pending Legal Proceedings or material internal complaints, claims, grievances, audits or investigations pending or, to the Knowledge of the Company, threatened in writing, against the Company, its directors or officers brought by or on behalf of any applicant for employment, any current or former employee, any current or former individual or single-member entity independent contractor or any Governmental Authority, relating to any applicable labor or employment Law, including unfair labor practices or wrongful termination of employment, or alleging any other unlawful discriminatory conduct in connection with the employment relationship. The Company is not, and since its formation has not been, subject to any investigation, audit, order, decree, injunction or judgment by any Governmental Authority with respect to any labor or employment Laws and, to the Knowledge of the Company, the Company has not received notice from any Governmental Authority responsible for the enforcement of labor or employment Laws indicating its intent to conduct an audit or investigation into the Company. The Company has not, since its formation, entered into any private settlement contract (other than a general release of claims entered into in the ordinary course of business with a departing employee that has not alleged or threatened any violation of any labor and employment Laws) with any current or former employee, individual independent contractor, or single-member entity independent contractor with respect to any labor or employment Laws. To the Knowledge of the Company, no current or former employee, individual independent contractor, or single-member entity independent contractor is in any material respect in violation of any term of any nondisclosure agreement, noncompetition agreement or restrictive covenant obligation owed to: (i) the Company; or (ii) any third party that would in any way prohibit or limit such person’s right to be employed or engaged by the Company.

(c) Section 3.18(c) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company as of the date hereof, setting forth for each employee their: (i) name, (ii) job title, (iii) work location (by city and state), (iv) status as a regular or temporary employee, (v) status as full-time or part-time, (vi) employment start date, (vii) current compensation (annual salary or hourly rate, as applicable, plus bonus and commissions opportunities at 100% of target), (viii) current classification under the federal Fair Labor Standards Act (“FLSA”) and applicable state law (i.e., exempt, non-exempt), (ix) accrued and unused paid time off, (x) whether currently on a leave of absence (and, if so, the expected return to work date), and (xi) any visa or work permit status and the date of expiration, if applicable. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, each employee is employed “at will”. No current employees of the Company primarily perform services outside of the United States of America.

(d) Section 3.18(d) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all individual or single-member entity independent contractors, individual consultants, individual advisors, or other agents employed or engaged by the Company in an individual capacity, showing for each such individual service provider their: (i) name, (ii) work location (by city and state or, if not in the United States, by city and country), (iii) description of services provided, (iv) current compensation arrangements (hourly or project rate, fixed rate, bonus, commissions, etc.), (v) whether engaged pursuant to a written contract, and if so, whether there are any contractual notice of termination obligations, and (vi) length of the relationship (with start and, where applicable, end dates).

(e) The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for purposes of the FLSA and state and local wage and hour Laws and is, and since the Company’s formation has been, otherwise in compliance in all material respects with such Laws. To the extent any individual or single-member entity independent contractor is or was engaged by the Company, the Company currently classifies and, since the Company’s formation, has properly classified and treated such service provider as an independent contractor (as distinguished from a Form W-2 employee) in all material respects in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(f) Since the Company’s formation, the Company has not received written notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against it.

(g) Since the Company’s formation, the Company has not engaged in layoffs, furloughs or employment terminations in the United States sufficient to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). During the ninety (90) day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(h) Since the Company’s formation, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened in writing to be made against or involving any current or former officer, director or other employee by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of manager or above.

Section 3.19 Benefit Plans.

(a) Set forth on Section 3.19(a)(i) of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees or pursuant to a professional employer organization. Except as set forth on Section 3.19(a)(ii) of the Company Disclosure Letter or as contemplated under this Agreement, the Company does not have any obligation and has not made any promise to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Letter, (i) each Company Benefit Plan was properly and legally established, (ii) each Company Benefit Plan is and at all times has been operated, administered, maintained, and funded in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, (iii) neither the Company nor any ERISA Affiliate, or any other Person has breached any fiduciary duty imposed upon it by ERISA or any other Law with respect to any Company Benefit Plan, (iv) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred, and (v) the Company has not incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any of the Company, the SPAC, or any of their respective Subsidiaries or Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Lien or Liability under ERISA, the Code or any other Law, including, but not limited to, under Sections 4980B, 4980D, 4980H, 5000, 6721 or 6721 of the Code, with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable advisory or opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No event, action, or omission has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts, or require correction of any (actual or potential) qualification issue pursuant to the IRS’ Employee Plans Compliance Resolution System as set forth in IRS Revenue Procedure 2021-30.

(d) With respect to each Company Benefit Plan, the Company has provided the SPAC current, accurate, and complete copies, if applicable, of: (i) the plan document (or a written summary of the material terms thereof if such Company Benefit Plan is not reduced to writing) and related trust agreements, annuity Contracts, or other funding arrangements (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) results for year-end compliance testing for the three (3) most recent plan years (including, but not limited to, coverage (Code Section 410(b)), annual limits (Code Sections 402(g) and 415), non-discrimination (ADP and ACP), and top-heavy testing results, as well as non-discrimination testing results required under Code Sections 105(h) and 125, each as applicable to any Company Benefit Plan); (v) the most recent determination letter (or opinion or advisory letter) received from the IRS; (vi) all non-routine communications from or with any Governmental Authority within the last three (3) years; (vii) the three (3) most recent annual reports (Form 5500 series) (with all applicable schedules and attachments); and (viii) the Form 1094-C and a representative Form 1095-C filed by the Company with the IRS for each of the last three (3) years in which the Company (whether individually or when aggregated with any other employer) was considered an “applicable large employer” under the PPACA (as defined below).

(e) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, participated in, contributed to or been required to contribute to, nor has the Company or any ERISA Affiliate ever had any liability or obligation (contingent or otherwise) under, (i) a single employer pension plan or “defined benefit plan” (within the meanings of Section 3(35) or 4001(a)(15) of ERISA or as defined in Section 414(j) of the Code); (ii) a benefit plan that is, or at any time has been, subject to Section 412 or 430 of the Code or Title IV or Section 302 of ERISA; (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iv) a “multiple employer plan” (as described in Section 413(c) of the Code or Section 210 of ERISA); (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (vi) a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code; or (vii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 3.19(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other individual service provider of or to the Company to any severance pay or any other compensation or increase in severance pay or any other compensation payable by the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) limit or restrict the Company’s right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. Except as set forth on Section 3.19(f) of the Company Disclosure Letter, no Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law or coverage through the end of the month in which termination occurs, neither the Company nor any ERISA Affiliate provides, nor does the Company or any ERISA Affiliate have any obligation to provide (or contribute toward the cost of), health, life, or welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former or retired employee, officer, director, owner, individual or single-member entity independent contractor, consultant, or other individual service provider of or to the Company (or the spouse, domestic partner, dependent or beneficiary of any such individual), nor is the Company or any ERISA Affiliate obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan that is subject to, or provides in any part “nonqualified deferred compensation” that is or could be subject to, Section 409A of the Code has been administered, operated, and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

(i) All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except such as would not result in material liability to the Company when taken as a whole.

(j) To the extent applicable, the Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”). No event has occurred and, to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(k) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Company Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(l) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan that has been adopted or maintained, whether formally or informally, for the benefit of service providers who primarily perform services outside of the United States of America.

Section 3.20 Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all applicable Environmental Laws, and all past non-compliance of any Environmental Law has been fully resolved without ongoing obligations or costs.

(b) The Company has all permits that are required to own, lease or operate its properties, facilities, and assets and to conduct its business as currently conducted in all material respects under any Environmental Law (each, an “Environmental Permit”), and such Environmental Permits are in effect and have been complied with in all material respects.

(c) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties alleging a material violation of any Environmental Law or Environmental Permit, and no Legal Proceeding is pending, threatened in writing or, to the Knowledge of the Company, threatened verbally with respect to the revocation, modification or termination of an Environmental Permit.

(d) Neither the Company nor any of its properties, facilities or operations, has received or is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law or Environmental Permit, (ii) Remedial Legal Proceeding, or (iii) Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Environmental Liabilities.

(e) The Company has not manufactured, treated, stored, transported, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to result in a material Liability. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company, or any other property that would reasonably be expected to result in a material Liability.

(f) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that could lead to the imposition of any Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(g) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by the Company or any third party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees. The Company is not currently conducting any remediation or cleanup activities at any facility currently or formerly owned or operated by the Company or any third party site.

(h) The Company has provided to the SPAC all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company and concerning the environmental condition of any properties of the Company and the Company’s Environmental Liabilities or compliance with Environmental Laws and Environmental Permits.

Section 3.21 Transactions with Related Persons. Except as set forth on Section 3.21 of the Company Disclosure Letter, with respect to any employee, officer or director, any employment Contract or Company Benefit Plan entered into in the Company Ordinary Course, or as set forth in the Company Financials, the Company is not a party to any material transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the equity interests of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each, a “Related Person”). Except as set forth in the Company Financials or on Section 3.21 of the Company Disclosure Letter: (i) to the Knowledge of the Company, no Related Person or Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than any Contract relating to such Person’s ownership of Company Units as set forth on Section 3.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company); (ii) the assets of the Company do not include any receivable or other obligation from a Related Person; and (iii) the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

Section 3.22 Insurance.

(a) Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by or for the benefit of the business of the Company (the “Insurance Policies”) (by policy number, insurer, policy period, policy limits and type of policy). As of the date hereof, all premiums due and payable under all such Insurance Policies and their predecessor policies have been timely paid, and the Company is otherwise in material compliance with the terms of the Insurance Policies. Each Insurance Policy is legal, valid, binding and enforceable and is in full force and effect. The Company does not have any self-insurance or co-insurance program. The Company has not received any written notice from or on behalf of any insurance carrier relating to any adverse material change in, cancellation or termination of, or refusal to renew or issue, any Insurance Policy. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where failure to report such claim would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $10,000 made by the Company under such policies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company does not have any claim pending under an insurance policy as to which the insurer has denied coverage.

Section 3.23 Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no material customers, including any off-takers. Section 3.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, all prospective consumers or off-takers for the six (6) months ended June 30, 2026 to which the Company has submitted written bids or responded to requests for proposals, with expected revenue (assuming any such bid or response were accepted) in excess of $500,000 (the “Top Customers”). To the Knowledge of the Company as of the date hereof, no such Top Customer has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any existing Company Material Contract with any such Top Customer.

(b) Section 3.23(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the six (6) months ended June 30, 2026 to which the Company made payments or accrued obligations in excess of $50,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

Section 3.24 Certain Business Practices.

(a) Neither the Company nor any of its officers, directors, or any of its respective Representatives acting on its behalf has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where the Company or such Representative knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any Person (in each case in violation of any Anti-Bribery Laws). Neither the Company nor any of its officers, directors, or any of its respective Representatives acting on its behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder the Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any Person. Neither the Company nor any of its officers, directors, or any of its respective Representatives acting on its behalf has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company nor any of its officers, directors, or any of its Representatives acting on its behalf has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of the Company are and have been conducted at all times in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which the Company operates that are applicable to the Company, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) The Company has not directly or indirectly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 3.25 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.26 Finders and Brokers. Except as reflected on Section 3.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 3.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in this Agreement and in any certificate delivered to the Company pursuant hereto; and (b) neither the SPAC nor any of its Representatives has made any representation or warranty as to the SPAC or this Agreement except as expressly set forth in Article V or in any certificate delivered to the Company pursuant to this Agreement. The Company specifically disclaims that it is relying upon or has relied upon any such other representation or warranty that may have been made by any Person and acknowledges and agrees that the SPAC has specifically disclaimed any such other representation or warranty.

Section 3.28 Information Supplied. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing expressly for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC or its Affiliates.

Section 3.29 No Additional Representations or Warranties. Except as provided in this Article III or in any certificate delivered to the SPAC pursuant to this Agreement, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made or is making any representation or warranty whatsoever to the SPAC, its Affiliates or any other Person, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the SPAC, its Affiliates or any other Person. The Company hereby expressly disclaims any other representation or warranty, whether implied or made by the Company, any of its Affiliates or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Each of the SPAC, Pubco and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:

Section 4.01 Organization and Standing. As of the date hereof, Pubco and SPAC Merger Sub are each duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wyoming. Each of Pubco and the Merger Subs has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Pubco has heretofore made available to the SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Pubco and each Merger Sub is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Section 4.02 Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Charter, each of Pubco and the Merger Subs has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which Pubco or either Merger Sub is or is required to be a party and the consummation of the Transactions (a) have been duly authorized and approved by the stockholder of Pubco, Pubco in its capacity as the sole stockholder of SPAC Merger Sub, Pubco in its capacity as the sole member of Company Merger Sub, the boards of directors of Pubco and SPAC Merger Sub and the manager or other applicable governing body of Company Merger Sub, as applicable, and (b) require no other corporate or limited liability company proceedings, as applicable, on the part of Pubco or either Merger Sub. This Agreement has been, and each Ancillary Document to which Pubco or either Merger Sub is or is required to be a party shall be when delivered, duly and validly executed and delivered by Pubco or such Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco or such Merger Sub, as applicable, enforceable against Pubco or such Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Pubco or either Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Pubco or either Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco or either Merger Sub of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the Certificates of Merger in accordance with the DGCL and WLLCA, as applicable, (c) any filings required with the Applicable Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to Pubco or either Merger Sub.

Section 4.04 Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco and the Merger Subs of the Transactions, and compliance by Pubco and the Merger Subs with any of the provisions hereof and thereof, do not and will not (a) subject to the adoption of the Amended Pubco Charter, conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or either Merger Sub or any of their respective properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco or either Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which Pubco or either Merger Sub is a party or by which Pubco or either Merger Sub or any of their respective properties or assets is bound, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of Pubco or either Merger Sub, except for any deviations from any of the foregoing clauses (b), (c) or (d) that would not reasonably be expected to be, individually or in the aggregate, material to Pubco and the Merger Subs.

Section 4.05 Capitalization. As of the Closing Date, the SPAC directly owns 100% of the issued and outstanding capital stock of Pubco. Pubco directly owns 100% of the issued and outstanding capital stock of SPAC Merger Sub and Pubco directly owns 100% of the issued and outstanding membership interests of Company Merger Sub. Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Prior to giving effect to the transactions contemplated by this Agreement, the Merger Subs do not have any Subsidiaries or own any equity interests in any other Person.

Section 4.06 Ownership of Pubco Common Stock. (a) All shares of Pubco Common Stock to be issued and delivered in accordance with Article I to the Sellers shall be, upon issuance and delivery of such shares, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (b) upon issuance and delivery of such shares to the Sellers, each Seller shall have good and valid title to its portion of such shares, in each case of clauses (a) and (b), other than restrictions arising from applicable securities Laws, the Ancillary Documents, the Amended Pubco Charter, the provisions of this Agreement and any Liens incurred by the Sellers, and (c) the issuance and sale of such shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 4.07 Pubco’s and Merger Subs’ Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s one hundred percent (100%) ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not parties to or bound by any Contract.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (i) any SPAC SEC Reports that are available at least one (1) Business Day prior to the date of this Agreement on the SEC’s website through EDGAR (excluding any disclosures in such SPAC SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk,” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SPAC SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), Section 5.12 (Taxes and Returns), Section 5.16 (Trust Account), and Section 5.17 (Finders and Brokers)) and (ii) the disclosure letter delivered to the Company by the SPAC on the date hereof (a “SPAC Disclosure Letter”) (each Section of which, subject to Section 9.16 (Disclosure Letters), qualifies the correspondingly numbered and lettered representation in this Article V), the SPAC represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing. As of the date hereof, the SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The SPAC has all requisite corporate power and authority to carry on its business as now being conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The SPAC has heretofore made available to the Company accurate and complete copies of the Cayman SPAC Articles as currently in effect. The SPAC is, and at all times has been, in compliance in all material respects with the provisions of the Cayman SPAC Articles.

Section 5.02 Authorization; Binding Agreement. The SPAC has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the SPAC Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which the SPAC is or is required to be a party and the consummation of the Transactions (a) have been duly, validly and unanimously authorized and approved by the board of directors of the SPAC and (b), other than the SPAC Shareholder Approval and the filing of the SPAC Certificate of Merger, require no other corporate proceedings on the part of the SPAC. This Agreement has been, and each Ancillary Document to which the SPAC is or is required to be a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the SPAC Certificate of Merger in accordance with the DGCL, (c) any filings required with the Applicable Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to the SPAC.

Section 5.04 Non-Contravention. The execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the Transactions, and compliance by the SPAC with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of its Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the SPAC or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which the SPAC is a party or by which the SPAC or any of its properties or assets is bound, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of the SPAC, except for any deviations from any of the foregoing clauses (b), (c) or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the SPAC.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the SPAC is $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, of which (A) 34,500,000 are issued and outstanding, (B) 5,333,333 shares are reserved for issuance upon exercise of the SPAC Private Warrants and (C) 11,500,000 shares are reserved for issuance upon exercise of the SPAC Public Warrants, (ii) 50,000,000 SPAC Class B Ordinary Shares, par value $0.0001 per share, of which 8,625,000 shares are issued and outstanding and (iii) 5,000,000 preference shares of the SPAC, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman SPAC Articles or any Contract to which the SPAC is a party. None of the issued and outstanding SPAC Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) As of the date hereof, the Sponsor is the record holder of (i) 8,080,000 SPAC Class B Ordinary Shares and (ii) SPAC Private Warrants to acquire 3,333,333 shares of SPAC Class A Ordinary Shares. Except as set forth above, neither the Sponsor nor any of its Affiliates holds any SPAC Securities.

(c) Subject to the terms and conditions of the Warrant Agreement, in connection with the Conversion, the SPAC Warrants will be converted into Domesticated SPAC Public Warrants or Domesticated SPAC Private Warrants, as appliable, which will be exercisable after giving effect to the Transactions for one (1) share of Pubco Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 16,833,333 SPAC Warrants, consisting of 11,500,000 SPAC Public Warrants and 5,333,333 SPAC Private Warrants are issued and outstanding. All outstanding SPAC Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman SPAC Articles or any Contract to which the SPAC is a party. None of the outstanding SPAC Warrants have been issued in violation of any applicable securities Laws.

(d) As of the date hereof, other than (i) the SPAC Warrants, (ii) the SPAC Class B Ordinary Shares and (iii) the right of the Sponsor or its Affiliates to receive private placement warrants of the SPAC pursuant to Section 6.03(b)(iv)(C), there are (A) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for SPAC Ordinary Shares or any other capital share or equity interests of SPAC, or any other Contracts to which the SPAC is a party or by which the SPAC is bound obligating the SPAC to issue or sell any shares of, or other equity interests in or debt securities of, the SPAC, and (B) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the SPAC.

(e) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of SPAC.

(f) No Indebtedness of the SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets.

(g) Since the date of formation of the SPAC, and except as contemplated by this Agreement, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC’s board of directors has not authorized any of the foregoing.

(h) SPAC has no Subsidiaries and does not own, directly or indirectly, any equity securities or other interests or investments, whether equity or debt, in any Person. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

(i) No dissenters’ or appraisal rights shall be available to holders of SPAC Securities with respect to the SPAC Merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable Law.

Section 5.06 SEC Filings and SPAC Financials.

(a) The SPAC has, since the IPO, filed all prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms, reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All of the SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC or the Applicable Exchange (other than such correspondence in connection with the IPO of the SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, in all material respects. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SPAC SEC Reports, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. Each of the Public Certifications is, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the Applicable Exchange.

(c) The financial statements and notes contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the SPAC as of the respective dates, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of the SPAC are required by GAAP to be included in the financial statements of the SPAC.

(e) The issued and outstanding SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MESHU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MESH.” The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MESHW.” The SPAC is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the SPAC, threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants or terminate the listing of the SPAC on Nasdaq. Except in connection with the Transactions, neither the SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the SPAC is made known to the SPAC’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in performing the functions for which they were established, including timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the SPAC’s financial reporting and the preparation of the financial statements included in the SPAC SEC Reports for external purposes in accordance with GAAP.

(g) As of the date hereof, neither SPAC (including any employee thereof) nor, to SPAC’s Knowledge, SPAC’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC or (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(h) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the board of directors of SPAC or any committee thereof.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the SPAC has, since the date of its formation, (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting, its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities that are administrative and immaterial in nature, (b) not been subject to a SPAC Material Adverse Effect and (c) not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03.

Section 5.08 Undisclosed Liabilities. There is no Liability, debt or obligation of or claim or judgment against the SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (a) reflected or reserved for in the most recent balance sheet included in the SPAC SEC Reports or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Reports in the ordinary course of business of SPAC (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with the Transactions, (d) that constitute SPAC Transaction Costs or (e) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the SPAC.

Section 5.09 Compliance with Laws. The SPAC is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business. Since the date of incorporation of the SPAC, the SPAC has not received written notice alleging any material violation by the SPAC of any applicable Law, Order or Permit, and, to the Knowledge of the SPAC, no charge, claim, assertion or Legal Proceeding alleging any material violation by the SPAC of any applicable Law, Order or Permit is currently threatened in writing.

Section 5.10 Foreign Person Status. The SPAC is not a “foreign person” or a “foreign entity” and is not controlled by a “foreign person,” as those terms are defined in the Defense Production Act of 1950, as amended (“DPA”). The SPAC does not permit any foreign person affiliated with the SPAC, whether affiliated as a limited partner or equivalent, to obtain through the SPAC as a result of that foreign person’s investment any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company (as defined in the DPA) regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 5.11 Legal Proceedings; Orders; Permits. There is no pending, threatened in writing or, to the Knowledge of the SPAC, threatened verbally Legal Proceeding to which the SPAC is subject which would reasonably be expected to have a SPAC Material Adverse Effect. There is no Legal Proceeding that the SPAC has pending against any other Person. The SPAC is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. The SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.12 Taxes and Returns.

(a) The SPAC (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The SPAC has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the SPAC, threatened against the SPAC by a Governmental Authority in a jurisdiction where SPAC does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) The SPAC has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the SPAC, threatened against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claim, deficiency or assessment against the SPAC. The SPAC is not currently contesting any material Tax Liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Permitted Liens.

(e) The SPAC has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to Closing.

(g) The SPAC has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4.

(h) The SPAC has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The SPAC does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The SPAC has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The SPAC has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatments.

Section 5.13 Properties. The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The SPAC does not own or lease any real property or material Personal Property.

Section 5.14 Investment Company Act; JOBS Act. The SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. The SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.15 Contracts. Except as set forth in the Cayman SPAC Articles or publicly filed with the SEC, the SPAC is not subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, its business practices, acquisitions of property or conduct of business.

Section 5.16 Trust Account. As of the date of this Agreement, the SPAC has at least $345,000,000 in the Trust Account (including an aggregate of approximately $14,700,000 of deferred underwriting commissions and other fees being held in the Trust Account (the “Deferred Underwriting Commissions”)), such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of December 9, 2025, between SPAC and the Continental Stock Transfer & Trust Company (“Continental”), as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or that would entitle any Person (other than (a) SPAC Shareholders who shall have properly elected to redeem their SPAC Class A Ordinary Shares issued in the SPAC’s IPO pursuant to the Cayman SPAC Articles and (b) the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. The SPAC has not released any money from the Trust Account, and prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of SPAC Class A Ordinary Shares properly submitted in connection with a SPAC Shareholder vote to amend the Cayman SPAC Articles to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its SPAC Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to SPAC Shareholder rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of SPAC and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the Cayman SPAC Articles shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the Cayman SPAC Articles to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date hereof, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising their option to redeem SPAC Class A Ordinary Shares in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.17 Finders and Brokers. Except as set forth in Section 5.17 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, in connection with the Transactions based upon arrangements made by the SPAC or any of its Affiliates.

Section 5.18 Certain Business Practices.

(a) Neither the SPAC nor, to the Knowledge of the SPAC, any of its Representatives acting on behalf of the SPAC has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances in which the SPAC or such Representative knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Law. Neither the SPAC nor, to the Knowledge of the SPAC, any of its Representatives acting on behalf of the SPAC has directly or indirectly, in violation of applicable Law, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier or other Person who is or may be in a position to assist or hinder the SPAC in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier or other Person to obtain or retain business or direct business to any Person. To the Knowledge of the SPAC, neither the SPAC nor any of its Representatives has conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to noncompliance with any Anti-Bribery Law or received any written notice, request or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. The SPAC has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the SPAC are and have been conducted at all times in material compliance with applicable Sanctions Laws, International Trade Laws and money laundering Laws in all applicable jurisdictions, and no Legal Proceeding involving the SPAC with respect to any of the foregoing is pending, threatened in writing or, to the Knowledge of the SPAC, threatened verbally.

(c) Neither the SPAC nor any of its directors or officers nor, to the Knowledge of the SPAC, any other Representative acting on behalf of the SPAC is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including the SDN List maintained by OFAC); (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC; (iii) located, organized or resident in any Sanctioned Jurisdiction; or (iv) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) The SPAC has maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) The SPAC has not directly or indirectly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government or (y) in any other manner that would constitute a violation of any U.S. sanctions administered by the U.S. government.

Section 5.19 Information Supplied. None of the information relating to the SPAC supplied or to be supplied by the SPAC, or by any other Person acting on behalf of the SPAC, in writing expressly for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 5.20 Independent Investigation. The SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. The SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company expressly set forth in Article III (including the related portions of the Company Disclosure Letter), any certificate delivered to the SPAC pursuant hereto and the information provided by or on behalf of the Company for the Proxy Statement/Registration Statement; and (b) neither the Company nor any of its Representatives has made any representation or warranty as to the Company or this Agreement, including with respect to the accuracy or completeness of any information provided to the SPAC in the electronic data room, in any projections or otherwise, except as expressly set forth in Article III (including the related portions of the Company Disclosure Letter) or in any certificate delivered to the SPAC pursuant hereto. The SPAC specifically disclaims that it is relying upon or has relied upon any such other representation or warranty that may have been made by any Person and acknowledges and agrees that the Company has specifically disclaimed any such other representation or warranty. Without limiting the foregoing, the SPAC acknowledges that it and its advisors have made their own investigation of the Company and, except as expressly provided in Article III (including the related portions of the Company Disclosure Letter) or in any certificate delivered to the SPAC pursuant hereto, are not relying on any (x) representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade of any asset of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing or (y) representation or warranty contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members or representatives or otherwise.

Section 5.21 Material Contracts.

(a) Other than this Agreement, the Ancillary Documents to which the SPAC is a party as of the date of this Agreement or such other Ancillary Documents that the SPAC shall execute after the date of this Agreement and which are attached as exhibits hereto, and any Contract disclosed in the SPAC SEC Reports at least one (1) Business Day prior to the date of this Agreement on the SEC’s website through EDGAR, Section 5.21(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be canceled by the SPAC on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC from entering into this Agreement or any Ancillary Document or consummating the Mergers and the other Transactions or (iv) is otherwise material to the SPAC with respect to any individual Contract (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of, threatened in writing or, to the Knowledge of the SPAC, verbally threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract.

(c) Section 5.21(c) of the SPAC Disclosure Letter sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of the SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Securities as of the date of this Agreement.

Section 5.22 No Additional Representations or Warranties. Except as provided in this Article V, neither the SPAC nor any of its Affiliates or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. The SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by the SPAC or any of its Affiliates or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.17 and confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and reasonable advance notice, reasonable access to offices and other facilities and to officers, managers, properties, Contracts, agreements, commitments and books and records of the Company, and shall use its and their commercially reasonable efforts to furnish SPAC and its Representatives with financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case as the SPAC or its Representatives may reasonably request at SPAC’s sole cost and expense; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine or (E) result in the disclosure of any information that would cause, in the reasonable judgment of the Company, significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), (ii) if the Company, on the one hand, and SPAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto. For the avoidance of doubt, the SPAC or any of its Representatives shall not be permitted to perform any environmental sampling at the properties of the Company, including any invasive, intrusive or subsurface sampling or testing of any media without the prior written consent of the Company. For the avoidance of doubt, neither the Company nor any of its Representatives shall be required to create any new report, analysis or other material in response to a request under this Section 6.01. All information obtained by the SPAC or its Representatives pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement.

(b) During the Interim Period, subject to Section 6.17, the SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and reasonable advance notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and existing books and records of the SPAC or its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of the SPAC and its Subsidiaries that are in the possession or control of the SPAC or its Subsidiaries, in each case as the Company or its Representatives may reasonably request at the Company’s sole cost and expense; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the SPAC or any of its Subsidiaries. Notwithstanding the foregoing, the SPAC shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the SPAC is subject, (B) violate any legally-binding obligation of the SPAC with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the SPAC shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the SPAC, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. All information obtained by the Company or its Representatives pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement.

(c) During the Interim Period, each of the Company, the SPAC and Pubco shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with any PIPE Financing), including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the SPAC or Pubco, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including any Permitted Interim Actions), as required by applicable Law or any Governmental Authority, as set forth on Section 6.02(a) of the Company Disclosure Letter or as consented to in writing by the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its business, in all material respects, in the Company Ordinary Course, (ii) maintain the existing relations and goodwill of the Company with the Company’s customers, suppliers, distributors and creditors, and (iii) preserve intact, in all material respects, its business; provided that no action nor omission by the Company with respect to any matter specifically addressed by any provision of Section 6.02(b) shall be deemed to constitute a breach of this Section 6.02(a) unless such action or omission would constitute a breach of such applicable provision of Section 6.02(b).

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including any Permitted Interim Actions), as required by applicable Law or any Governmental Authority, or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefit Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof or amended in compliance with this Section 6.02(b);

(iii) split, combine, recapitalize or reclassify any of its Company Units or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required or permitted (A) pursuant to the Company Operating Agreement or the Organizational Documents of the Company, or (B) pursuant to the terms of any warrant, option or profits interest award outstanding as of the date hereof;

(iv) incur, create, assume or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) for borrowed money in excess of $10,000,000 (in the aggregate);

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder in effect on the date hereof, (A) grant any severance, retention, change in control or termination or similar pay or benefits, (B) terminate, adopt, enter into or materially amend or modify any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof except as contemplated by this Agreement, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider whose annual compensation exceeds $400,000, (D) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company other than as provided under this Agreement, (E) hire or engage any new employee or individual or single-member entity independent contractor if such new employee or individual or single-member entity independent contractor will receive annual base wages or cash compensation in excess of $400,000, (F) terminate the employment or engagement of any employee or individual or single-member entity independent contractor with an annual base cash compensation in excess of $400,000 other than for cause or due to permanent disability, or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual or single-member entity independent contractor;

(vi) enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to a material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company, (E) enter into any closing agreement as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (F) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (G) fail to pay any material amount of Taxes when due;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the relevant portions of the Mergers from qualifying for the Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse or otherwise dispose of, any right, title or interest of the Company in or to any material Owned Intellectual Property, or otherwise amend or modify, permit to lapse or fail to preserve any material Company Registered IP (except where the Company has reasonably determined that a decision to not continue to prosecute an item of Company Registered IP is in the best interests of the Company), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property;

(x) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the Company Ordinary Course;

(xi) enter into any new line of business or establish any Subsidiary in connection therewith;

(xii) fail to use commercially reasonable efforts to keep in force Insurance Policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Company, any material insurance policy insuring the Company;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or applicable Law or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $300,000 (individually or in the aggregate);

(xv) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the Company Ordinary Course, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the data room to the SPAC;

(xvii) make any capital expenditures outside of the Company Ordinary Course in excess of $1,000,000 in the aggregate;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Company Ordinary Course);

(xxii) (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case of clause (A) and (B), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company;

(xxiii) enter into, amend, supplement, terminate, or consummate any agreement, arrangement, or transaction relating to the issuance, sale, or placement of any debt or equity securities (including, for the avoidance of doubt, any PIPE financing, SAFE, convertible note, or similar financing or investment arrangement), or otherwise obtain or agree to obtain any funding or financing; or

(xxiv) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the SPAC, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the SPAC’s rights set forth herein, complete control and supervision over its business, assets and operations.

(c) Notwithstanding anything to the contrary in this Section 6.02, the Company may, without the prior written consent of SPAC, take, authorize, negotiate, enter into, perform and consummate any Permitted Interim Action and any action reasonably necessary or incidental thereto. No such action shall constitute a breach of this Section 6.02 or be deemed outside the Company Ordinary Course.

Section 6.03 Conduct of Business of the SPAC.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC, Pubco and each of the Merger Subs shall use their respective commercially reasonable efforts to (i) conduct their respective businesses, in all material respects, in the ordinary course of business, and (ii) preserve intact, in all material respects, their respective businesses. Notwithstanding anything to the contrary in this Section 6.03, the SPAC may extend, in accordance with the Cayman SPAC Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”).

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Financing or the Mergers), as required by applicable Law or any Governmental Authority, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC, Pubco and the Merger Subs, as applicable, shall not:

(i) amend, modify or waive any provision of the respective Organizational Documents of the SPAC, Pubco or either Merger Sub, except for amendments, modifications or waivers expressly contemplated by this Agreement, including the Conversion and the adoption of the Amended Pubco Charter;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except for (A) loans made by the Sponsor or its Affiliates to SPAC for working capital expenses of SPAC in an aggregate principal amount not to exceed $1,500,000, which loans shall, at the election of the Sponsor, be repaid at the Closing either (1) in cash or (2) by converting the outstanding principal amount of such loans into private placement warrants of the SPAC issued to the Sponsor or the applicable lending Affiliate, effective at the Closing, with each such warrant valued at $1.00 for purposes of such conversion and otherwise having the same terms as the SPAC Warrants issued upon conversion of the SPAC Private Warrants, and (B) indebtedness incurred in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(v) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to a material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the SPAC, (F) enter into any closing agreement as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (G) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (H) fail to pay any material amount of Taxes when due;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Mergers from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement;

(viii) terminate, waive or assign any material right under any material Contract or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(x) establish any Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the SPAC as of the date of this Agreement, (B) in connection with or incident to the SPAC’s organization, incorporation, or continuing corporate existence, or (C) that are administrative and immaterial in nature;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP, applicable Law or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the SPAC or the SPAC Parties) not in excess of $300,000 (individually or in the aggregate);

(xv) acquire or dispose, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xviii) except for such Indebtedness as is necessary to amend the SPAC’s Organizational Documents to extend the period to consummate an initial business combination of the SPAC set forth in the SPAC’s Organizational Documents and loans made by the Sponsor or its Affiliates to SPAC for working capital expenses of the SPAC to the extent permitted pursuant to Section 6.03(b)(iv), voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $300,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including any PIPE Financing)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) hire, grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider;

(xxi) take any action, or fail to take any action, that would reasonably be expected to jeopardize or adversely affect the ability of the SPAC to satisfy the continued listing requirements of the Applicable Exchange through the Closing or Pubco to satisfy the initial listing requirements of the Applicable Exchange with respect to Pubco Common Stock and Pubco Warrants as of the Closing; or

(xxii) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Company, directly or indirectly, rights to control or direct the business or operations of the SPAC prior to the Closing. Prior to the Closing, the SPAC shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.04 Annual and Interim Financial Statements. The Company shall promptly deliver to the SPAC and Pubco the reviewed balance sheet and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the six-month period ended June 30, 2026, complying in all material respects with the applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and reviewed in accordance with GAAP and PCAOB standards (including pro forma financial information (the “Interim Company Financials”)); provided that, upon delivery of the Interim Company Financials, such financials shall become Company Financials and the representations and warranties set forth in Section 3.06 shall be deemed to apply to the Interim Company Financials as if made as of the date of delivery thereof and as of the Closing Date, mutatis mutandis, subject to the Company’s right to deliver, together with the Interim Company Financials, updates to the Company Disclosure Letter with respect to matters first reflected in or arising from the preparation or review of the Interim Company Financials (the “CDL Updates”). In addition, as promptly as practicable following the end of each subsequent or other applicable financial statement quarter end, but in any event no later than 60 days after the end of any such fiscal quarter (or, with respect to the fourth fiscal quarter, no later than 90 days after the end of such fiscal quarter), the Company shall deliver to the SPAC and Pubco any other balance sheet and statements of operations, comprehensive loss, members’ equity and cash flows of the Company that are required by applicable Law to be included in the Registration Statement (including pro forma financial information), which will also be considered “Interim Company Financials” hereunder; provided that, upon delivery of such Interim Company Financials, such financials shall become Company Financials and the representations and warranties set forth in Section 3.06 shall be deemed to apply to such Interim Company Financials as if made as of the date of delivery thereof and as of the Closing Date, mutatis mutandis, subject to the Company’s right to deliver, together with the Interim Company Financials, the CDL Updates. Notwithstanding anything to the contrary in this Agreement, each CDL Update shall be deemed to amend and supplement the Company Disclosure Letter for all purposes of this Agreement (and, with respect to any matter existing as of the date of this Agreement, shall be deemed effective as of the date of this Agreement), and any inaccuracy in or breach of any representation or warranty of the Company, whether made as of the date of this Agreement, the date of delivery of the Interim Company Financials or the Closing Date, resulting from or relating to any matter fairly disclosed in such CDL Update shall be deemed cured for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.03(a) have been satisfied, and shall not constitute a basis for termination pursuant to Section 8.01(f).

Section 6.05 SPAC Public Filings. During the Interim Period, the SPAC will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing (a) to maintain the listing of the SPAC Class A Ordinary Shares and the SPAC Public Warrants on the Applicable Exchange, (b) to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (c) not take any action that would cause the SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided, that the Parties acknowledge and agree that (i) if SPAC fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(d) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on the Applicable Exchange only the Pubco Common Stock and the Pubco Warrants.

Section 6.06 Warrant Agreement Amendment. At or prior to the Closing, SPAC and Pubco shall take all actions necessary or advisable, including entering into an assignment, assumption and amendment agreement to the Warrant Agreement with the warrant agent (“Warrant Agreement Amendment”), to provide that, subject to the Conversion and from and after the SPAC Merger Effective Time, each SPAC Public Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall cease to represent a warrant to acquire SPAC Class A Ordinary Shares and shall instead represent a warrant to acquire shares of Pubco Common Stock on substantially the same terms and conditions as applied to such SPAC Public Warrant immediately prior to the Conversion.

Section 6.07 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any bona fide inquiry, proposal or offer, or any bona fide indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction or a series of transactions concerning the sale or disposition (whether directly or indirectly) of (x) twenty percent (20%) or more of the business or assets of the Company, or (y) twenty percent (20%) or more of any class of Company Units or other equity interests of the Company, in any case, whether such transaction takes the form of a sale of Company Units or other equity interests, assets, merger, consolidation, management Contract, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (other than with respect to any purchases of equity securities by the Company from employees of the Company), and (B) with respect to the SPAC, Pubco or the Merger Subs, a transaction (other than the Transactions) concerning a business combination; provided, that “Alternative Transaction” shall not include any Permitted Interim Actions.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each of the Company, Pubco, the Merger Subs and SPAC shall not, and shall cause its Representatives not to, without the prior written consent of the SPAC, in case of the Company, or the Company, in case of the SPAC, directly or indirectly, (i) solicit, knowingly assist, initiate, engage or knowingly facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; provided that nothing in this Section 6.07 shall restrict the Company from conducting any Permitted Interim Actions.

(c) Each of the Company and SPAC shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of any bona fide Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such Acquisition Proposal. Each of the Company and SPAC shall keep the others promptly informed of any material developments with respect to any such Acquisition Proposal. During the Interim Period, each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.08 No Trading. The Company acknowledges and agrees that it is aware (and each of its Representatives, upon receipt of any material nonpublic information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the Applicable Exchange promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, and it shall instruct each of its controlled Affiliates and Representatives that have received such information not to, purchase or sell any securities of the SPAC or Pubco, as applicable (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than to Persons to whom disclosure is reasonably necessary in connection with the Transactions, including for purposes of obtaining any required Consent, and who are subject to confidentiality obligations in favor of the Company or as required by applicable Law), take any other action with respect to SPAC or Pubco in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.09 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or any of its controlled Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or any its controlled Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (c) becomes aware of any event between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VII to fail; or (d) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its controlled Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its controlled Affiliates, in each case, with respect to the consummation of the Transactions. In addition, the SPAC shall provide the Company with reasonably prompt written notice upon becoming aware of (A) the actual or anticipated level of Redemptions, (B) the status of any Redemption mitigation efforts, and (C) any other matter that could reasonably affect whether the Minimum Cash Condition will be satisfied at Closing. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or for purposes of determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall control the defense of any such litigation brought against it or its governing body. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement) at the other Party’s sole cost and expense, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.10(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with any fees or other amounts charged by any Governmental Authorities relating to such filings or applications by the Company or the SPAC will be borne fifty percent (50%) by the Company as Company Transaction Costs and fifty percent (50%) by the SPAC as SPAC Transaction Costs, with respect to the Transactions as promptly as practicable (but in any event, with respect to any filings required under the HSR Act, within fifteen (15) Business Days after the PIPE Notice Date), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and unless prohibited by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the Transactions) may be redacted or disclosed for outside counsel only, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall direct their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any notices or requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any objections are asserted with respect to the Transactions under any applicable Law, the Parties shall use their reasonable best efforts to resolve any such objections so as to timely permit consummation of the Transactions on or before the Outside Date. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.10, requires a Party or any of its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or other disposition of any assets or businesses of the SPAC, the Company, or any of their respective Affiliates; (ii) otherwise take or commit to take any actions that after the Closing Date would limit such Party’s or its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or other Legal Proceeding; (iii) propose, accept, agree to, or effect any requirements, restrictions or limitations on the conduct of the business of the SPAC, the Company, or any of their respective Affiliates; or (iv) pursue, commence, defend, or otherwise engage in any Legal Proceeding against any Governmental Authority or other Person.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.11 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to the Redemption, (B) pay the amounts due to the underwriters of SPAC’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due in respect of working capital loans or other unpaid SPAC Liabilities, (D) release all remaining amounts then available in the Trust Account to SPAC, Pubco or their designees, for immediate use in connection with the Closing, including the payment of SPAC Transaction Costs and Company Transaction Costs and the funding of Pubco and its Subsidiaries following the Closing, and (E) pay all income tax or other tax obligations of SPAC prior to the Closing, and (b) thereafter, the Trust Account shall terminate, except as expressly provided in the Trust Agreement. The SPAC and Pubco shall structure the funds flow for the Closing so that, after giving effect to the Redemption, the release of funds from the Trust Account, any PIPE Financing, the payment of SPAC Transaction Costs and CF Company Transaction Costs, and any other deductions expressly agreed by SPAC and the Company, Available Closing Cash is not less than Forty Million Dollars ($40,000,000).

Section 6.12 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Mergers qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Mergers from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Mergers, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate and use reasonable best efforts in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the SPAC or the SPAC Shareholders, including that the relevant portions of the Mergers qualify for their respective Intended Tax Treatments, or (y) any counsel to the SPAC or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Mergers qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) (the “Transfer Taxes”) that become payable in connection with or by reason of (i) the Company Merger shall be borne and paid by the Company and (ii) the Conversion, SPAC Merger and Redemption (including, for the avoidance of doubt, any Taxes pursuant to Section 4501 of the Code in connection with the Redemption) shall be borne and paid by the SPAC. The Party responsible pursuant to the foregoing sentence shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) Sellers shall have the right to control the conduct and settlement of any Legal Proceeding relating to income Taxes of the Company attributable to any taxable period ending on or before the Closing Date; provided, however, without the prior written consent of the Pubco, which consent shall not be unreasonably withheld, conditioned or delayed, the Sellers shall not compromise or settle any such Legal Proceeding in such manner that would reasonably be expected to have a material adverse effect on Pubco.

(e) The SPAC and the Company shall terminate or cause to be terminated any and all Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Company or the SPAC, as applicable, are a party, are bound by or have an obligation thereunder (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) in effect, whether written or unwritten, on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises, and there shall be no continuing obligation for the Company or the SPAC, as applicable, to make any payments under any such agreements, arrangements or undertakings.

(f) Following the Closing Date, Pubco shall reasonably cooperate with (i) the shareholders and other beneficial owners of the SPAC prior to the Closing Date to make available to any such shareholder or other beneficial owner who so requests in writing information reasonably necessary for such shareholder (or its direct or indirect owners) or other beneficial owner to compute any income or gain arising (A) if applicable, as a result of the SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely (x) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (y) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period, and (B) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Conversion or Mergers or other transactions contemplated by this Agreement, and (ii) the Sellers to furnish or cause to be furnished, upon written request, as promptly as practicable, such information and cooperation relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns or the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(g) At or prior to the Closing, if each Seller and holder or beneficial owner of Company Securities is a U.S. Person, each such Seller or holder shall deliver to Pubco a duly executed IRS Form W-9.

(h) None of the Parties shall take any action, or engage in any transaction, that would result in the liquidation of the SPAC for U.S. federal income tax purposes in the taxable year including the Closing Date and the following two subsequent taxable years.

Section 6.13 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.14 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the PIPE Notice Date, (A) the SPAC, Pubco and the Company shall jointly prepare mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the SPAC or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Pubco shall prepare (with the reasonable cooperation of the SPAC, the Company and their respective Representatives) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Pubco Common Stock and Pubco Warrants issuable or assumed in connection with the Mergers and, if applicable, the shares of Pubco Common Stock issuable upon exercise of such Pubco Warrants (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid entirely by the SPAC as SPAC Transaction Costs. Each of the SPAC and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC in all material respects, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as is necessary to consummate the Transactions. Pubco, with the reasonable cooperation of the SPAC and the Company, also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of its members as may be reasonably requested in connection with any such action. Each of the SPAC, Pubco and the Company agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of the SPAC, Pubco or the Company to any regulatory authority (including the Applicable Exchange) in connection with the Transactions (the “Offer Documents”). All documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(ii) To the extent not prohibited by Law, Pubco and the SPAC will advise the Company, reasonably promptly after Pubco or the SPAC receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Pubco Common Stock or Pubco Warrants for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Pubco and the SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Pubco and the SPAC shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Pubco, the SPAC or their respective counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating together with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the SPAC, Pubco and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Pubco and, to the extent required by Law, disseminated to the SPAC Shareholders by the SPAC.

(b) SPAC Shareholder Approval. As promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the SPAC shall (i) cause the Proxy Statement to be disseminated to the SPAC Shareholders in compliance with applicable Law, (ii) duly give notice of, convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the Cayman SPAC Articles and applicable Law for a date no later than thirty (30) Business Days after the Registration Statement is declared effective, (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each Transaction Proposal and (iv) provide its public shareholders with the opportunity to elect to effect a Redemption. The SPAC shall, through its board of directors, recommend to the SPAC Shareholders (A) the adoption and approval of this Agreement and the Transactions, including the Mergers, (B) the approval of the Conversion and the Organizational Documents of the SPAC to become effective in connection with the Conversion, the Amended Pubco Charter and any separate or unbundled advisory proposals required to implement the foregoing, (C) the approval of the issuance of Pubco Common Stock and Pubco Warrants, including any shares of Pubco Common Stock issuable upon exercise of Pubco Warrants, as may be required by Nasdaq Listing Rule 5635 or Section 312.03 of the NYSE Listed Company Manual, as applicable, (D) the approval of the adoption by Pubco of the Pubco Equity Incentive Plan and, if applicable, the Pubco ESPP, (E) the adoption and approval of any other proposal that either the SEC or the Applicable Exchange or its staff indicates is necessary in comments to the Registration Statement or related correspondence, (F) the adoption and approval of any other proposal reasonably agreed by the SPAC and the Company to be necessary or appropriate in connection with the Transactions, (G) the adjournment of the SPAC Shareholders’ Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and voting of proxies in the event there are insufficient votes for any of the foregoing, and (H) any other approval, proposal or matter reasonably necessary to be approved by the SPAC Shareholders in connection with the Transactions under applicable Law, the Cayman SPAC Articles, and the SPAC’s other Governing Documents (the proposals described in clauses (A) through (H), collectively, the “Transaction Proposals”), and shall include such recommendation in the Proxy Statement. The board of directors of the SPAC shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of the SPAC Board Recommendation, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the SPAC shall establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit the Transaction Proposals for approval and (z) if the SPAC Shareholder Approval is not obtained at any SPAC Shareholders’ Meeting, the SPAC shall promptly continue to take all necessary actions, including the actions required by this Section 6.14(b), and hold additional SPAC Shareholders’ Meetings to obtain the SPAC Shareholder Approval; provided that, without the consent of the Company, which consent may not be unreasonably withheld, conditioned or delayed, the SPAC Shareholders’ Meeting may not be adjourned to a date more than fifteen (15) days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournment required by applicable Law).

(c) Company Member Approval. The Company shall take all actions reasonably necessary under applicable Law and its Organizational Documents to obtain the Company Member Approval prior to the Closing, whether by written consent or at a meeting of the holders of Company Units.

Section 6.15 Employee Matters.

(a) Pubco shall adopt an equity incentive plan that provides for grants of cash and equity-based incentive awards to eligible service providers of Pubco and its Subsidiaries (including the Company following the Closing) (the “Pubco Equity Incentive Plan”) and an employee stock purchase plan (the “Pubco ESPP”), subject, in each case, to the review and approval of the Company (such review and approval not to be unreasonably withheld, conditioned or delayed). Pubco shall, prior to the Closing Date, adopt the Pubco Equity Incentive Plan and, if applicable, the Pubco ESPP, and shall submit such plan(s) for approval of the SPAC Shareholders at the SPAC Shareholders’ Meeting. The Pubco Equity Incentive Plan shall have an initial share reserve equal to ten percent (10%) of the total number of shares of Pubco Common Stock issued and outstanding as of immediately following the Closing, and the Pubco ESPP shall have an initial share reserve equal to two percent (2%) of the total number of shares of Pubco Common Stock issued and outstanding as of immediately following the Closing, in each case, determined on a fully diluted basis. The Pubco Equity Incentive Plan and the Pubco ESPP shall be administered by the board of directors and the Compensation Committee of Pubco, as applicable, which shall have the authority to determine the terms and conditions of all awards granted under the Pubco Equity Incentive Plan and the Pubco ESPP. Within two (2) Business Days following the expiration of the sixty (60)-day period following the date on which Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), Pubco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Pubco Common Stock issuable under the Pubco Equity Incentive Plan and the Pubco ESPP, and Pubco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Pubco Equity Incentive Plan and the Pubco ESPP remain outstanding.

(b) Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.15 are included for the sole benefit of Pubco and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Pubco, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.16 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated thereby shall be issued by any Party or any of its Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the SPAC, Pubco and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) prior to filing. The Company, the SPAC and Pubco shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Company and the SPAC shall review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release or any other report, statement, filing, notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the other Parties with all information concerning itself, its directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Transactions or any such report, statement, filing, notice or application.

Section 6.17 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by the SPAC (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the SPAC, Pubco and the Merger Subs or any of their respective Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without the SPAC’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any SPAC Confidential Information, (A) provide the SPAC, to the extent legally permitted, with prompt written notice of such requirement so that the SPAC or an Affiliate thereof may seek, at the SPAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(a) and (B) in the event that such protective Order or other remedy is not obtained, or the SPAC waives compliance with this Section 6.17(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information; provided that, with respect to SPAC Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such SPAC Confidential Information constitutes a trade secret under applicable Law and continues to constitute SPAC Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the SPAC or destroy (at the SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and their respective Representatives shall be entitled to keep any records required by (w) applicable Law, (x) legal, fiduciary or professional obligation, (y) in accordance with written document retention policies and procedures and/or (z) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (I) the Company and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws, and (II) no notice or further action shall be required in respect of disclosure of the SPAC Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Company or its Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the SPAC, Pubco, the Merger Subs, the Transactions or the SPAC Confidential Information.

(b) The SPAC, Pubco and the Merger Subs hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, each of them shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the SPAC, Pubco, either Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose the Company Confidential Information, (A) provide the Company, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided that, with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the SPAC, Pubco or the Merger Subs in writing prior to or promptly after its disclosure to the SPAC, Pubco, the Merger Subs or their Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the SPAC, Pubco and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the SPAC, Pubco, the Merger Subs and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (I) the SPAC, Pubco, the Merger Subs and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (II) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the SPAC, Pubco, the Merger Subs or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Company, the Transactions or the Company Confidential Information.

Section 6.18 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals designated and appointed as follows: (i) three (3) persons designated by the Company prior to the Closing, (ii) three (3) persons designated by the Sponsor, subject to the Company’s prior approval (not to be unreasonably conditioned or withheld), and (iii) the Chief Executive Officer of the Company immediately prior to the Closing. Four of the individuals designated pursuant to clauses (i) and (ii) above shall be required to qualify as an independent director under the rules and regulations of the Applicable Exchange. Notwithstanding the foregoing, the Sponsor shall be entitled to recommend independent director candidates for the Company’s consideration. At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to the Post-Closing Pubco Board.

(b) The Parties shall take all action necessary, including causing the directors and executive officers of Pubco to resign and the appointment of the individuals designated pursuant to Section 6.18(a), so that (i) the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person(s) identified by the Company shall serve in such role or roles) and (ii) the Post-Closing Pubco Board is constituted as set forth above as of the Closing.

(c) The composition of the Post-Closing Pubco Board shall satisfy the independence requirements under applicable Law and the relevant rules and regulations of the Applicable Exchange such that a majority of the members of the Post-Closing Pubco Board will be independent under applicable Law and the relevant rules and regulations of the Applicable Exchange and other requirements of the Applicable Exchange or any other applicable U.S. national securities exchange on which Pubco’s securities are listed.

(d) The composition of the audit committee, the compensation committee and the corporate governance committee of Pubco as of immediately following the Closing shall be determined by the Company in consultation with SPAC prior to the Closing, subject to applicable Law and the relevant rules and regulations of the Applicable Exchange.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of any individual who, at or prior to the Closing, was a director, manager, officer, employee or agent of the SPAC or the Company, or who, at the request of the SPAC or the Company, served as a director, officer, manager, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors and administrators, a “D&O Indemnified Party”), as provided in the respective Organizational Documents of the SPAC or the Company or under any indemnification, employment or other similar agreement between any D&O Indemnified Party and the SPAC, Pubco, either Merger Sub or the Company, in each case as in effect immediately prior to the Closing, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the D&O Indemnified Parties than are set forth as of the date of this Agreement in the respective Organizational Documents of the SPAC and the Company, as applicable, to the extent permitted by applicable Law; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a non-cancellable “tail” management liability insurance policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time for each director, manager or officer of the Company currently covered by a management liability insurance policy of the Company (the “Company D&O Tail Insurance”), which policy shall be substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy.

(c) At or prior to the Effective Time, the SPAC shall obtain and fully pay the premium for a non-cancellable “tail” management liability insurance policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time for each director or officer of the SPAC currently covered by a management liability insurance policy of the SPAC (the “SPAC D&O Tail Insurance”), which policy shall be substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy. From and after the Effective Time, Pubco shall, and shall cause the Surviving Subsidiaries to, maintain the Company D&O Tail Insurance and the SPAC D&O Tail Insurance in full force and effect and continue to honor the obligations thereunder.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the SPAC, Pubco, the Company, SPAC Surviving Subsidiary, Company Surviving Subsidiary or any of their respective Subsidiaries, any other indemnification arrangement, any Law or otherwise. No right or remedy herein conferred by this Section 6.19 is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy under this Section 6.19, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. The SPAC, Pubco, each Merger Sub and the Company each acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). The SPAC, Pubco, each Merger Sub and the Company each agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by the SPAC, Pubco, the Company or any Other Indemnitor, whether pursuant to any Organizational Document or other document or agreement and/or pursuant to this Section 6.19 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Pubco shall, and shall cause the SPAC and the Company to, in all cases subject to the terms and limitations of the relevant Indemnification Obligation, (i) be the indemnitors of first resort (i.e., the SPAC’s and the Company’s obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary) and (ii) advance, all reasonable expenses to the extent legally permitted and as required by the terms of the relevant Indemnification Obligations, without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors. Furthermore, the SPAC, Pubco and the Company irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Parties must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Company, Pubco or SPAC must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Pubco hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the SPAC, Pubco or the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against the SPAC, Pubco or the Company, and the SPAC, Pubco and the Company shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by the Pubco, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary under any Indemnification Obligation.

(e) The obligations of the SPAC, Pubco, the Company, the SPAC Surviving Subsidiary and the Company Surviving Subsidiary under this Section 6.19(e) shall not be terminated or modified after the Closing in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(f) If the SPAC Surviving Subsidiary, Pubco, the Company Surviving Subsidiary, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the SPAC, Pubco or the Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Financing. During the Interim Period, the SPAC shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist SPAC in arranging and obtaining, the PIPE Financing on terms and conditions mutually agreeable to the SPAC and the Company, that will result in the receipt of PIPE Proceeds, with the consummation of the PIPE Financing to occur immediately prior to, and subject to, the consummation of the Mergers. The SPAC shall notify the Company in writing within one (1) Business Day after the execution of PIPE Subscription Agreements that, assuming the funding thereof in accordance with their terms, would result in the receipt of the PIPE Proceeds (such notice, “PIPE Notice”), and shall concurrently deliver to the Company complete and correct copies of such executed PIPE Subscription Agreements. Each of Pubco and the Company shall be a party to, and shall have the right to directly enforce, each PIPE Subscription Agreement. Each of the SPAC and Pubco shall use its reasonable best efforts to satisfy or cause to be satisfied the conditions to the closing obligations contained in the PIPE Subscription Agreements and consummate the transactions contemplated thereby, including by using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the other parties thereto to pay to (or as directed by) Pubco the applicable purchase price in accordance with their terms. None of the SPAC, Pubco or the Company shall, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or consent to amend, modify, supplement, waive or terminate, any provision or remedy under, or replace, such PIPE Subscription Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), other than any assignment or transfer contemplated by or expressly permitted under such PIPE Subscription Agreement without any further amendment, modification or waiver of the applicable assignment or transfer provision. Each of the SPAC, Pubco and the Company, as applicable, shall give the other Parties prompt written notice: (a) of receipt of any request from another party to a PIPE Subscription Agreement for an amendment, modification, supplement, waiver or termination; (b) of any breach or default to the Knowledge of such Party (or any event or circumstance that, to the Knowledge of such Party, with or without notice, lapse of time or both, would give rise to a breach or default) by any party to a PIPE Subscription Agreement; (c) of receipt by such Party of any written notice or other written communication with respect to any actual, potential or threatened expiration, lapse, withdrawal, breach, default, termination or repudiation of a PIPE Subscription Agreement by another party thereto; and (d) if such Party does not expect to receive all or any portion of the applicable purchase price under a PIPE Subscription Agreement in accordance with its terms.

Section 6.21 Applicable Exchange.

(a) During the Interim Period, the SPAC shall use its reasonable best efforts (and, to the extent necessary, take all actions required) to cause the SPAC to satisfy all applicable continued listing requirements of the Applicable Exchange with respect to the SPAC Class A Ordinary Shares and SPAC Public Warrants through the Closing. Pubco shall use its reasonable best efforts, and the SPAC and the Company shall cooperate with Pubco, to obtain approval for the listing of the Pubco Common Stock and Pubco Warrants on the Applicable Exchange, subject only to official notice of issuance, as of the Closing.

(b) Without limiting the foregoing, each of the SPAC, the Company and Pubco shall take, or cause to be taken, all actions necessary or advisable to satisfy such requirements, including with respect to minimum stockholders’ equity, public float, round lot holders, corporate governance and any other quantitative or qualitative standards; provided that neither the SPAC nor Pubco shall effect, or agree to effect, any financing, strategic transaction, Redemption mitigation measure, equity issuance, reverse stock split, sponsor support arrangement, warrant amendment or assumption, or other transaction or arrangement intended to satisfy such listing requirements without the Company’s prior written consent. Neither the SPAC nor Pubco shall take any action, or fail to take any action, that would reasonably be expected to prevent or materially delay obtaining such approval.

(c) Each of the SPAC and Pubco shall keep the Company reasonably informed of all material communications with the Applicable Exchange and shall provide the Company a reasonable opportunity to review and comment on substantive submissions to the Applicable Exchange.

Section 6.22 Redemption.

(a) In connection with the SPAC Shareholders’ Meeting, the SPAC shall provide the holders of SPAC Class A Ordinary Shares issued in the SPAC’s IPO with the opportunity, until at least two (2) Business Days prior to the SPAC Shareholders’ Meeting or such later time as may be required by applicable Law, to elect to have such SPAC Class A Ordinary Shares redeemed for cash in accordance with the Cayman SPAC Articles and the Trust Agreement. Subject to receipt of the SPAC Shareholder Approval, the SPAC shall carry out the Redemption immediately prior to or substantially concurrently with the Closing and, in any event, prior to the SPAC Merger Effective Time, by using the proceeds then held in the Trust Account to redeem the SPAC Class A Ordinary Shares of holders who have properly exercised their redemption rights in accordance with the Cayman SPAC Articles and the Trust Agreement.

(b) During the Interim Period, the SPAC shall use commercially reasonable efforts to minimize the number and aggregate dollar amount of the Redemption elections, including by pursuing Redemption mitigation measures reasonably acceptable to the Company. The SPAC shall keep the Company reasonably informed of Redemption levels and mitigation efforts and shall provide the Company with reasonably prompt written notice upon becoming aware that the Redemption elections have exceeded or are reasonably likely to exceed a level that would prevent satisfaction of the Minimum Cash Condition.

Section 6.23 CEO Employment Agreements. Concurrently with the execution and delivery of this Agreement, the individual identified on Section 6.23 of the Company Disclosure Letter as the Company’s chief executive officer shall execute and deliver (i) an offer letter with Pubco and (ii) a proprietary information and inventions and restrictive covenants agreement with Pubco, in each case, in form and substance mutually acceptable to the Company, Pubco, the SPAC and such individual (such individual, the “CEO”, and such documents, collectively, the “CEO Employment Documents”), and such CEO Employment Documents shall become effective at, and shall be conditioned upon, the Closing. In addition to the CEO Employment Documents, Pubco shall adopt an executive severance plan in form and substance mutually acceptable to the Company, Pubco, the SPAC and the CEO (the “Pubco Severance Plan”), and such Pubco Severance Plan shall become effective at, and shall be conditioned upon, the Closing.

Section 6.24 Transaction Support Agreement; Company Member Approval; Lock-Up Agreement.

(a) Concurrently with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to the SPAC and Pubco the Transaction Support Agreements duly executed by the Supporting Company Members.

(b) As promptly as reasonably practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the managers of the Company shall (i) obtain the Company Member Approval by written consent of the Company Members or, if required by the Company’s Organizational Documents or the WLLCA, at a meeting of the Company Members, in each case in accordance with the Company’s Organizational Documents and the WLLCA, and (ii) deliver evidence of such approval to the SPAC. The Company shall, through its managers, recommend to the Company Members the adoption and approval of this Agreement in accordance with the Company’s Organizational Documents and applicable Law (the “Company Member Recommendation”). The managers of the Company shall not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Member Recommendation (each, a “Company Member Recommendation Change”) for any reason.

(c) The Company shall use reasonable best efforts to cause each Required Company Lock-Up Holder that has not executed and delivered the Lock-Up Agreement as of the date hereof to execute and deliver to Pubco and the SPAC a Joinder to the Lock-Up Agreement promptly following the date hereof and in any event prior to the Closing.

(d) The SPAC shall use reasonable best efforts to cause each Required SPAC Lock-Up Holder that has not executed and delivered the Lock-Up Agreement as of the date hereof to execute and deliver to the Company a Joinder to the Lock-Up Agreement promptly following the date hereof and in any event prior to the Closing.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:

(a) Required SPAC Shareholder and Company Member Approval. The SPAC Shareholder Approval and the Company Member Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Applicable Exchange Listing. The shares of Pubco Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on the Applicable Exchange, subject to any requirement to have a sufficient number of round lot holders of Pubco Common Stock.

(e) HSR Act and other Antitrust Laws Approvals. The applicable waiting period (and any extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or have been terminated and any approval required under any other Antitrust Laws shall have been obtained.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Section 5.01 (Organization and Standing) and Section 5.02 (Authorization; Binding Agreement) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date;

(ii) The representations and warranties set forth in Section 5.05 (Capitalization) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for de minimis inaccuracies;

(iii) The representations and warranties of Pubco and each of the Merger Subs set forth in Article IV and in any certificate delivered by or on behalf of Pubco or either Merger Sub pursuant hereto shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such date; and

(iv) All other representations and warranties of the SPAC set forth in this Agreement and in any certificate delivered by or on behalf of the SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or SPAC Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The SPAC and the SPAC Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No SPAC Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Trust Account. The SPAC shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to the Redemption) available to SPAC at the Closing.

(e) Minimum Cash; PIPE Proceeds. As of the Closing, (i) the Available Closing Cash shall not be less than $40,000,000 (the “Minimum Cash Condition”) and (ii) Pubco shall have received the PIPE Proceeds.

(f) Applicable Exchange. Immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Applicable Exchange with respect to Pubco Common Stock and shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following Closing.

(g) D&O Resignations. The specified directors and officers of the SPAC and Pubco shall have resigned, effective as of the Closing, except for any such individuals continuing in roles approved in writing by the Company.

(h) Board Appointments. All action shall have been taken such that the board of directors of Pubco as of immediately following the Closing shall be constituted of the directors contemplated by Section 6.18.

(i) SPAC Conversion. The Conversion shall have been consummated in accordance with Section 1.01.

(j) Pubco Charter Amendment. Prior to the Closing, Pubco shall have amended and restated its certificate of incorporation in a form satisfactory to SPAC and the Company (the “Amended Pubco Charter”).

(k) Closing Deliveries.

(i) Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b), 7.02(c) and 7.02(e).

(ii) Secretary Certificate. The SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the SPAC’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(l) Ancillary Documents. The following conditions with respect to the Ancillary Documents shall have been satisfied:

(i) The SPAC and Pubco shall have delivered, or caused to be delivered, to the Company a copy of the Registration Rights Agreement, duly executed by the SPAC, Pubco, the Sponsor and the other parties to the Original Registration Rights Agreement;

(ii) The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by the SPAC, Pubco, or the Sponsor as of the Closing and the SPAC and Pubco shall have delivered, or caused to be delivered, to the Company, Joinders to the Lock-Up Agreement, duly executed by each Required SPAC Lock-Up Holder that did not execute the Lock-Up Agreement as of the date hereof;

(iii) The Sponsor Support Agreement shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by any party thereto (other than the Company) as of the Closing;

(iv) The employment agreement pursuant to Section 6.23 shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by any party thereto (other than the individual identified on Section 6.23 of the Company Disclosure Letter as the Company’s chief executive officer) as of the Closing; and

(v) The SPAC and Pubco shall have delivered, or caused to be delivered, to the Company a copy of the Warrant Agreement Amendment, duly executed by the SPAC, Pubco and the warrant agent, providing for the assumption or conversion, as applicable, of the SPAC Public Warrants and the SPAC Private Warrants into the corresponding Pubco Warrants.

Section 7.03 Conditions to Obligations of the SPAC and the SPAC Parties. In addition to the conditions specified in Section 7.01, the obligations of the SPAC and the SPAC Parties to consummate the Mergers are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Section 3.01 (Organization and Standing), solely with respect to the Company’s due organization, valid existence, good standing and requisite power and authority, Section 3.02 (Authorization; Binding Agreement), and Section 3.26 (Finders and Brokers) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date;

(ii) The representations and warranties set forth in Section 3.03 (Capitalization) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for de minimis inaccuracies; and

(iii) All other representations and warranties of the Company set forth in this Agreement or in any such certificate shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Closing Deliveries.

(i) Officer Certificate. The SPAC and Pubco shall have received a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the SPAC and Pubco a certificate executed by the Company’s secretary or other authorized officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions or written consents of the Company’s manager(s) or other applicable governing body and its members, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(e) Ancillary Documents. The following conditions with respect to the Ancillary Documents shall have been satisfied:

(i) The Company shall have delivered, or caused to be delivered, to the SPAC and Pubco: a copy of the Registration Rights Agreement, duly executed by the specified holders of Company Units that receive shares of Pubco Common Stock in the Company Merger that are party thereto;

(ii) The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by the Company as of the Closing and the Company shall have delivered, or caused to be delivered, to the SPAC and Pubco, Joinders to the Lock-Up Agreement, duly executed by each Required Company Lock-Up Holder that did not execute the Lock-Up Agreement as of the date hereof;

(iii) The Transaction Support Agreements shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by any party thereto (other than Pubco or the SPAC) as of the Closing;

(iv) The Company shall have delivered, or caused to be delivered, to the SPAC and Pubco a certificate of good standing for the Company, dated no earlier than thirty (30) days prior to the Closing Date; and

(v) The employment agreement pursuant to Section 6.23 shall remain in full force and effect and shall not have been terminated, rescinded or repudiated by the individual identified on Section 6.23 of the Company Disclosure Letter as the Company’s chief executive officer as of the Closing.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to comply with or perform any covenant or obligation set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the SPAC and the Company;

(b) by the Company if there has been a Modification in Recommendation or by the SPAC if there has been a Company Member Recommendation Change;

(c) by written notice by the SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the date that is the nine (9) month anniversary of the date of this Agreement (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

(d) by written notice by either the SPAC or the Company if a Governmental Authority of competent jurisdiction shall have (i) enacted or promulgated any Law permanently making the consummation of the Transactions illegal or otherwise prohibiting the Transactions or (ii) issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and, in the case of clause (ii), such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(e) by written notice by the Company to the SPAC, if (i) there has been a breach by the SPAC, Pubco or either Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the SPAC, Pubco or either Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if at such time the Company is in material uncured breach of this Agreement;

(f) by written notice by the SPAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the SPAC, Pubco or either Merger Sub is in material uncured breach of this Agreement;

(g) by written notice by either the SPAC or the Company, if the SPAC Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the SPAC Shareholders have duly voted, and the SPAC Shareholder Approval was not obtained;

(h) by written notice by the SPAC to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 2.01, (iii) the SPAC shall have irrevocably confirmed in writing to the Company that the SPAC, Pubco and the Merger Subs are ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the SPAC, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the SPAC, Pubco or either Merger Sub fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 2.01, (iii) the Company shall have irrevocably confirmed in writing to the SPAC that it is ready, willing and able to consummate the Closing and (iv) the SPAC, Pubco and the Merger Subs fail to effect the Closing within ten (10) Business Days following delivery of such confirmation; or

(j) by written notice from the Company to the SPAC, if (i) the PIPE Notice Date has not occurred on or prior to the PIPE Outside Date, or (ii) following the PIPE Notice Date, an event described in clauses (a) through (d) of Section 6.20 occurs such that the PIPE Financing would no longer reasonably be expected to result in the receipt of the PIPE Proceeds at Closing, and the SPAC fails to obtain replacement commitments, on terms and conditions reasonably acceptable to the Company, sufficient to result in the receipt of the PIPE Proceeds at Closing within thirty (30) days after the Company receives written notice of such event pursuant to Section 6.20.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) the Confidentiality Agreement, Section 6.16, Section 6.17, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 9.18 and this Section 8.02 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.08), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.01.

Article IX

MISCELLANEOUS

Section 9.01 No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof); provided that covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing shall survive the Closing solely in accordance with their terms and only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by DocuSign or other electronic means (including email), unless the sender receives an automated undeliverable notice from the intended recipient, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the SPAC or any SPAC Party:	with a copy (which will not constitute notice) to:
Meshflow Acquisition Corp. 406 N. Sangamon Street Chicago, IL 60642 Attn: Bartosz Lipiński	Ashurst Perkins Coie US LLP 1155 Avenue of the Americas 22nd Floor New York, NY 10036 Attn: Elliott Smith Email: elliottsmith@perkinscoie.com
If to the Company, to:	with a copy (which will not constitute notice) to:
HGP Intelligent Energy, LLC 7701 Lemmon Ave, #260-211D Dallas, TX 75209 Attn: Gregory Forero	Pillsbury Winthrop Shaw Pittman LLP 2400 Hanover Street Palo Alto, CA 94304 Attn: Davina Kaile; Brandon Eckford Email: dkaile@pillsburylaw.com Brandon.Eckford@pillsburylaw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except as otherwise expressly provided in Section 6.19 or Section 9.14, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (d) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the SPAC, Pubco and the Company. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the ordinary course of business of the Company or any of its Subsidiaries means the Company Ordinary Course, and otherwise any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the SPAC, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract or document is represented and warranted by the Company to be given, delivered, provided or made available by the Company, in order for such Contract or document to have been deemed to have been given, delivered, provided and made available to the SPAC or its Representatives, such Contract or document shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the SPAC and its Representatives and the SPAC and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) The SPAC, Pubco and the Company, on behalf of themselves and their respective successors and assigns (including the Surviving Subsidiaries after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the Sponsor, the stockholders, shareholders or holders of other equity interests of the SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Meshflow Group”), on the one hand, and (B) Pubco, either of the Surviving Subsidiaries and/or any member of the HGP Group, on the other hand, any legal counsel, including Ashurst Perkins Coie (“APC”), that represented the SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Meshflow Group in such dispute even though the interests of such Persons may be directly adverse to Pubco, either of the Surviving Subsidiaries or any of their respective Affiliates, and even though such counsel may have represented the SPAC in a matter substantially related to such dispute or may be handling ongoing matters for the SPAC and/or the Sponsor. The SPAC, Pubco and the Company, on behalf of themselves and their respective successors and assigns (including the Surviving Subsidiaries after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the SPAC, the Sponsor and/or any other member of the Meshflow Group, on the one hand, and APC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Meshflow Group after the Closing, and shall not pass to or be claimed or controlled by Pubco or either of the Surviving Subsidiaries. For the avoidance of doubt, any privileged communications or information shared by the Company or any member of the HGP Group prior to the Closing with the SPAC or the Sponsor under a common interest agreement/arrangement or otherwise a common interest basis, shall remain the privileged communications or information of the Company or such member of the HGP Group, as applicable.

(b) The Company, on behalf of themselves and their respective successors and assigns (including the Surviving Subsidiaries after the Closing), hereby agree that, in the event of a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “HGP Group”), on the one hand, and (B) Pubco, either of the Surviving Subsidiaries and/or any member of the Meshflow Group, on the other hand, any legal counsel, including Pillsbury Winthrop Shaw Pittman LLP (“PWSP”), that represented the Company prior to the Closing may represent any member of the HGP Group in such dispute even though the interests of such Persons may be directly adverse to Pubco, either of the Surviving Subsidiaries or any of their respective Affiliates, and even though such counsel may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for Pubco or either of the Surviving Subsidiaries. The SPAC, Pubco, and the Company, on behalf of themselves and t successors and assigns (including the Surviving Subsidiaries after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the HGP Group, on the one hand, and PWSP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the HGP Group after the Closing, and shall not pass to or be claimed or controlled by Pubco or either of the Surviving Subsidiaries. For the avoidance of doubt, any privileged communications or information shared by the SPAC or any member of the Meshflow Group prior to the Closing with the Company under a common interest agreement/arrangement or otherwise on a common interest basis, shall remain the privileged communications or information of the SPAC or such member of the Meshflow Group.

(c) PWSP has represented the HGP Group and the Company with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Meshflow Group, Pubco and the Surviving Subsidiaries agree that they shall not, and shall cause their Affiliates not to, seek to have PWSP be disqualified from representing (a) any member of the HGP Group in connection with any dispute that may arise between such parties and the Meshflow Group, Pubco or either of the Surviving Subsidiaries or (b) Pubco or either of the Surviving Subsidiaries in connection with any dispute that may arise between such parties and the members of the HGP Group.

(d) To the extent that any conflict of interest arises or develops that would conflict with the Parties’ intent as reflected in Section 9.14(a) through Section 9.14(c), the Parties hereby waive any such conflicts to the maximum extent permissible under any applicable rules of professional responsibility.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the SPAC is a special purpose acquisition company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus, substantially all of the SPAC’s assets consist of the cash proceeds of the SPAC’s IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the SPAC, its public shareholders and the underwriters of the SPAC’s IPO. The Company acknowledges that it has been advised by the SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC to pay its franchise Taxes, income Taxes and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (a) if the SPAC completes a Business Combination, to the Persons and in the amounts described in the IPO Prospectus; (b) if the SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the SPAC in limited amounts to permit the SPAC to pay the costs and expenses of its liquidation and dissolution and then to the SPAC Shareholders; or (c) if the SPAC holds a shareholder vote to amend the Cayman SPAC Articles to modify the substance or timing of the obligation to redeem 100% of the SPAC Class A Ordinary Shares if the SPAC fails to complete a Business Combination within the allotted time period or otherwise modify any other material provision of the Cayman SPAC Articles relating to its shareholders’ rights or its pre-initial Business Combination activity, for the redemption of any SPAC Ordinary Shares properly tendered in connection with such vote. For and in consideration of the SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind that it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the SPAC’s public shareholders for any reason whatsoever; provided that (i) nothing herein shall limit or prohibit the Company’s right to pursue any legal or equitable claim against the SPAC or the Sponsor for legal or equitable relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with consummation of the Transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of cash remaining in the Trust Account after giving effect to the Redemption in accordance with this Agreement and the Trust Agreement), so long as such claim would not affect the SPAC’s ability to fulfill its obligation to effectuate the Redemption, (ii) nothing herein shall limit or prohibit any claim that the Company may have in the future against assets or funds of the SPAC or the Sponsor that are not held in the Trust Account (including funds released from the Trust Account other than to the SPAC’s public shareholders in respect of their Redemption rights or upon the SPAC’s liquidation, and any assets purchased or acquired with such funds) and (iii) nothing herein shall limit or prohibit any Fraud Claim or any claim for knowing, willful, or intentional violations of law.

Section 9.16 Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including any section thereof) referenced herein (collectively, the “Disclosure Letters” and each, a “Disclosure Letter”) are part of this Agreement as if fully set forth herein. All references herein to a Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context otherwise requires. Any disclosure made by a Party in its applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of such Disclosure Letter shall be deemed a disclosure with respect to any other applicable section of this Agreement or section of such Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section. A Disclosure Letter may expressly provide exceptions to a particular Section of Article III or Article V, as applicable, notwithstanding that such Section does not state “except as set forth on Section [●] of the Company Disclosure Letter” or “except as set forth on Section [●] of the SPAC Disclosure Letter” or words of similar effect. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. No disclosure in a Disclosure Letter shall be deemed to expand the scope of any representation or warranty beyond its express terms.

Section 9.17 Transferred Information.

(a) Each Party acknowledges and confirms that the personal information disclosed or conveyed from one Party to the other (the “Transferred Information”) is necessary for the purposes of determining if the Parties hereto will proceed with the Transactions, and that the disclosure of Transferred Information relates solely to the completion of the Transactions.

(b) In addition to its other obligations hereunder, the recipient of personal information covenants and agrees to:

(i) prior to the completion of the Transactions, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete the Transactions;

(ii) after the completion of the Transactions, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Transactions unless (i) the recipient of the personal information has first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the Transactions have taken place and that the Transferred Information has been disclosed to the recipient of the personal information.

Section 9.18 Transaction Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own Company Transaction Costs or SPAC Transaction Costs, as applicable; provided, however, that if the Closing shall occur, Pubco shall pay or cause to be paid the Company Transaction Costs and the SPAC Transaction Costs, in each case in accordance with Section 2.03.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.07(a).

“Additional SPAC SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.07(a).

“Amended Pubco Charter” has the meaning specified in Section 7.02(j).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter), the Transaction Support Agreements, the Lock-Up Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Amended Pubco Charter, the PIPE Subscription Agreements, the Amended and Restated Articles of Organization of Company Surviving Subsidiary, the Amended and Restated Operating Agreement of Company Surviving Subsidiary and the Company SAFE Conversion Agreement.

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.10(b).

“APC” has the meaning specified in Section 9.14(a)(i).

“Applicable Exchange” means Nasdaq or the NYSE, as applicable.

“Audited Company Financials” has the meaning specified in Section 3.06(a).

“Available Closing Cash” means, without duplication, an amount of Cash equal to (a) all amounts in the Trust Account as of immediately prior to the Closing, after reduction for (i) the aggregate amount of payments required to be made in connection with the Redemption, (ii) any excise Tax payable by the SPAC pursuant to Section 6.11 and (iii) the Deferred Underwriting Commissions payable by the SPAC, plus (b) the gross proceeds of any PIPE Financing received by the SPAC, Pubco or the Company at or prior to the Closing, plus (c) the gross proceeds of any other financing, investment or cash funding received by the SPAC, Pubco or the Company at the Closing, other than the Trust Account and the PIPE Financing, minus (d) the CF Company Transaction Costs, minus (e) the SPAC Transaction Costs and minus (f) any other expressly agreed deductions.

“Business Combination” has the meaning specified in Article 1.1 of the Cayman SPAC Articles as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the SPAC remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memorandum, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, excluding amounts subject to outstanding checks or wires and any amounts held in escrow, in each case calculated in accordance with GAAP.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman SPAC Articles” means the memorandum and articles of association of the SPAC, as then currently in effect.

“CDL Updates” has the meaning specified in Section 6.04.

“CEO” has the meaning specified in Section 6.23.

“CEO Employment Documents” has the meaning specified in Section 6.23.

“Certificate” means any certificate, if applicable, representing Company Units.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Filing” has the meaning specified in Section 6.16(b).

“Closing Press Release” has the meaning specified in Section 6.16(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all compensation, deferred compensation, incentive compensation, commission, equity purchase or other equity-based compensation plan, retention, severance or termination, holiday, vacation or other paid time off or bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, policy, agreement, commitment or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, whether or not subject to ERISA, whether or not set forth in writing, and whether or not funded, (i) that is sponsored, maintained, participated in, or contributed to (or required to be sponsored, maintained, participated in, or contributed to) by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, individual consultant, individual or single-member entity independent contractor, or other individual service provider of or to the Company or (ii) with respect to which the Company has any actual or contingent liability.

“Company Certificate of Merger” has the meaning specified in Section 1.04.

“Company Class A Units” means the issued and outstanding Class A Units of the Company pursuant to the Company Operating Agreement.

“Company Class B Units” means the issued and outstanding Class B Units of the Company pursuant to the Company Operating Agreement.

“Company Class C Units” means the issued and outstanding Class C Units of the Company pursuant to the Company Operating Agreement.

“Company Closing Certificate” has the meaning specified in Section 2.02(b).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Affiliates or their respective Representatives, furnished in connection with this Agreement or the Transactions by or on behalf of the Company or any of its Representatives to SPAC, Pubco, the Merger Subs or any of their respective Representatives; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement or (b) at the time of the disclosure by the Company or its Representatives to the SPAC, Pubco, the Merger Subs or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company (but excluding any Company Units).

“Company D&O Tail Insurance” has the meaning specified in Section 6.19(b).

“Company Disclosure Letter” has the meaning specified in the Preamble to Article III.

“Company Financials” has the meaning specified in Section 3.06(a).

“Company IP” means all Owned Intellectual Property and all other Intellectual Property that is licensed or purported to be licensed, used or held for use by the Company, or otherwise reasonably necessary to operate the Company’s business.

“Company IP Licenses” means any and all Inbound Licenses and Outbound Licenses, sublicenses and other agreements or permissions that the Company is party to or is otherwise authorized to use or practice any Intellectual Property under.

“Company Leased Real Properties” has the meaning specified in Section 3.16(b).

“Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) changes or proposed changes in applicable Law, regulations or any enforcement, implementation or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement, (b) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement, (c) any changes in interest rates or in general economic, political, business or banking conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (d) the taking of any action or the omission of any action required by this Agreement or any Ancillary Document, (e) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate or the escalation or worsening of the foregoing, (f) any acts of terrorism or war, including sabotage or cyberterrorism, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or the escalation or worsening of the foregoing, (g) any failure of the Company to meet any projections, forecasts or revenue or earnings predictions (provided that clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, (j) any matter set forth on the Company Disclosure Letter, (k) any action taken or omitted to be taken by the Company at the written request of, or with the prior written consent of, the SPAC or (l) any Permitted Interim Actions; provided, further, that any Event referred to in clauses (a), (b), (c), (e), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conducts its operations.

“Company PIU Award” shall mean an award of Company Class B Units that are intended to be treated as a “profits interest” within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191, and that are subject to certain vesting, transfer restriction and forfeiture provisions as set forth in the Company Operating Agreement and the applicable award agreement by and between the Company and the recipient thereof.

“Company Material Contract” has the meaning specified in Section 3.13(a).

“Company Member” means any holder of Company Units as of any determination time prior to the Effective Time, and “Company Members” means all such holders collectively.

“Company Member Approval” means the affirmative vote (or written consent) of the holders of a majority of the outstanding Company Class A Units and a majority of the outstanding Company Class C Units, each voting as a separate class.

“Company Member Recommendation” has the meaning specified in Section 6.24(b).

“Company Member Recommendation Change” has the meaning specified in Section 6.24(b).

“Company Merger” has the meaning specified in the Recitals.

“Company Merger Consideration” has the meaning specified in Section 1.08.

“Company Merger Effective Time” has the meaning specified in Section 1.04.

“Company Merger Sub” has the meaning specified in the Preamble.

“Company Operating Agreement” means that certain Amended & Restated Company Agreement of the Company, dated as of December 8, 2025, as may be amended, modified or supplemented from time to time.

“Company Ordinary Course” means, with respect to the Company and its Subsidiaries, the conduct of their business in all material respects in accordance with the business plan and budget of the Company and its Subsidiaries made available to the SPAC within fifteen (15) Business Days following the execution and delivery of this Agreement, including actions reasonably necessary, appropriate or incidental to implement such business plan and budget, without regard to whether such conduct is consistent with the historical practices of the Company or its Subsidiaries; provided that immaterial deviations from such business plan or budget shall not, in and of themselves, cause any action to be deemed outside the Company Ordinary Course.

“Company Permits” has the meaning specified in Section 3.11.

“Company Real Property Leases” has the meaning specified in Section 3.16(b).

“Company Registered IP” has the meaning specified in Section 3.14(a).

“Company SAFE Conversion Agreement” has the meaning specified in Section 1.11(d).

“Company SAFEs” means, collectively, all Simple Agreements for Future Equity (SAFEs) issued by the Company and outstanding immediately prior to the Effective Time.

“Company Securities” means, collectively, the Company Units, the Company SAFEs, the Company Convertible Securities and any other equity securities of the Company.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Surviving Subsidiary” has the meaning specified in Section 1.03.

“Company Transaction Costs” means all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions and remaining unpaid as of immediately prior to the Closing, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements entered into by the Company prior to the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments or similar payments or success fees payable pursuant to arrangements entered into by the Company prior to the Closing Date and which are payable solely as a result of the consummation of the Transactions or an action expressly contemplated by this Agreement and taken prior to the Closing (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all reasonable and documented professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions, including any financial advisory fee payable by the Company to Cantor Fitzgerald & Co. or its Affiliates in connection with the Transaction (such fee payable by the Company to Cantor Fitzgerald & Co. or its Affiliates in connection with the Transaction, the “CF Company Transaction Costs”); (d) Transfer Taxes that are the responsibility of the Company pursuant to Section 6.12(c); and (e) 50% of any fees or other amounts charged by any Governmental Authorities relating to any required filing or application by the Company or the SPAC under Antitrust Laws pursuant to Section 6.10(b); provided, that Company Transaction Costs shall not include any fees, costs or expenses of SPAC, Pubco, either Merger Sub, the Sponsor or any of their respective Affiliates, including SPAC Transaction Costs, except to the extent expressly agreed in writing by the Company.

“Company Units” means, collectively, the Company Class A Units, the Company Class B Units, and the Company Class C Units.

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of June 22, 2026, between SPAC and the Company.

“Consent” means any consent, approval, waiver, clearance, authorization, action, non-action, or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Continental” has the meaning specified in Section 5.16.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (including all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, whether written or oral (including any amendments or other modifications thereto).

“Conversion” has the meaning specified in Section 1.01.

“Copyleft Terms” has the meaning specified in Section 3.14(e).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“Data Protection Law” means all applicable Laws, regulations, directives or binding guidance, as amended, from time to time, contractual obligations, self-regulatory standards, written policies, notices related to privacy, security, data breach notification, consumer protection, data protection or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected or Processed), including, but not limited to, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA) and similar Law, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the EU General Data Protection Regulation (GDPR), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018 (UK GDPR) and Data Protection Act 2018, and EU or EU Member state Laws, state data security Laws, unfair or deceptive trade practices Laws, biometric, State Social security number protection Laws, data breach notification Laws, the rules, regulations, bylaws, standards, policies, and procedures of payment card associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards and the Payment Application Data Security Standards, and any Law concerning requirements for website and mobile applications, privacy policies and practices, data or web scraping, cybersecurity disclosures, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means either the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, and “Disclosure Letters” means both of them collectively.

“Domesticated SPAC Class B Common Stock” means, following the Conversion, Class B common stock of the SPAC, par value $0.0001 per share.

“Domesticated SPAC Common Stock” means, following the Conversion, common stock of the SPAC, par value $0.0001 per share.

“Domesticated SPAC Private Warrant” has the meaning specified in Section 1.01(b).

“Domesticated SPAC Public Unit” has the meaning specified in Section 1.01(b).

“Domesticated SPAC Public Warrant” has the meaning specified in Section 1.01(b).

“DPA” has the meaning specified in Section 5.10.

“DTC” means The Depository Trust Company.

“Effective Time” has the meaning specified in Section 1.04.

“Enforceability Exceptions” has the meaning specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution (or the cleanup thereof), or (e) Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.20(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each corporation, trade or business (whether or not incorporated), and each other “person” (as defined in Section 3(9) of ERISA) which, together with the Company, is, or would be, deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.13(a).

“Extension” has the meaning specified in Section 6.03(a).

“FAR” has the meaning specified in Section 3.10.

“Federal Securities Law” has the meaning specified in Section 6.08.

“FLSA” has the meaning specified in Section 3.18(c).

“Fraud Claim” means any claim for deliberate fraud as defined under the common law of the State of Delaware by a Party to this Agreement, in the making of a statement of material fact in the express representations and warranties set forth in Article III, Article IV or Article V of this Agreement, as applicable, and not with respect to any other matter and will only be found to exist if such Party is finally determined, by a court of competent jurisdiction, to have committed deliberate fraud with the specific intent to deceive another Party and finds that such Party made: (a) a false representation of material fact; (b) with actual Knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (c) with a specific intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, a Fraud Claim does not and shall not include any constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any tort (including fraud) based on recklessness or negligence. A Fraud Claim by a Person shall not be imputed to any other Person.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Generative AI Tools” has the meaning specified in Section 3.14(l).

“Government Bid” means any outstanding or pending quotation, bid, offer, or proposal made by the Company, which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (including any prime contract, subcontract, grant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Authority, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Authority, prime contractor or upper-tier subcontractor.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department or agency, any court, tribunal, administrative hearing body, arbitrator or arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Hazardous Material” means any contaminant, compound, chemical, pollutant, mixture, waste, solid, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “hazardous material”, “pollutant”, “contaminant”, “hazardous waste”, “solid waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, “toxic substance”, “toxic waste”, or “waste” (or any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“Health Plan” has the meaning specified in Section 3.19(j).

“HGP Group” has the meaning specified in Section 9.14(a)(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound License” means any Contract pursuant to which any third Person has granted the Company a license or covenant not to sue under any such third Person’s Intellectual Property.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the prepayment of any Indebtedness of such Person, (i) all accrued employer obligations under any pension, defined contribution, deferred compensation or similar plans, including, but not limited to, employer contributions made but not yet remitted to any such plans (including all Social Security, Medicare, and other similar employer payroll Taxes with respect to such amounts), (j) all earned or accrued but unpaid obligations pursuant to any severance, bonus, commission, paid time off, or any other incentive or similar compensation or leave arrangement (including all Social Security, Medicare, and other similar employer payroll Taxes with respect to such amounts), and (k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.

“Indemnification Obligation” has the meaning specified in Section 6.19(d).

“Insurance Policies” has the meaning specified in Section 3.22(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (a) patents and patent applications, patent improvements, disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all trade names, trade dress, trademarks, service marks, slogans, logos, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) all internet domain name registrations; (d) all social media usernames, handles, and accounts (“Social Media Accounts”); (e) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (f) all proprietary databases and data; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) Trade Secrets; (i) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (j) moral rights, rights of publicity or privacy; (k) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (l) any and all other intellectual or industrial property rights protectable by applicable Law in any jurisdiction; and (m) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment” and “Intended Tax Treatments” have the meanings specified in the Recitals.

“Interim Company Financials” has the meaning specified in Section 6.04.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means any Laws or regulations governing the import, export, reexport, release, brokering or transfer of goods, software, technology, technical data or services, including the U.S. export control Laws and regulations administered and enforced by the U.S. Departments of Commerce and State and the import and customs Laws administered and enforced by the U.S. Departments of Homeland Security and Commerce and U.S. Customs and Border Protection. For the avoidance of doubt, “International Trade Laws” include anti-boycott Laws, to the extent applicable, the Export Control Reform Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, U.S. customs Laws and regulations, regulations administered by OFAC and other applicable Laws regulating the development, commercialization or export of technology.

“IPO” means the initial public offering of SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of November 19, 2025 (File No. 333- 290175).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements and all other information or operational technology, telecommunications or data processing assets, facilities, systems, services or equipment, and all data stored therein or processed thereby and all associated documentation, in each case owned or leased by, licensed to or used by the Company in the conduct of its business.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Joinder” means a joinder to the Lock-Up Agreement, substantially in the form attached thereto.

“Knowledge” means, with respect to (a) the Company, the actual knowledge, after reasonable inquiry, of Gregory Forero and (b) the SPAC, the actual knowledge, after reasonable inquiry, of Bartosz Lipiński and Alex Dolesky.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Material Current Government Contract” has the meaning specified in Section 3.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Merger Subs” has the meaning specified in the Preamble.

“Mergers” has the meaning specified in the Recitals.

“Meshflow Group” has the meaning specified in Section 9.14(a)(i).

“Minimum Cash Condition” has the meaning specified in Section 7.02(e).

“Modification in Recommendation” has the meaning specified in Section 6.14(b).

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.24(b).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.14(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 9, 2025, by and among the SPAC, the Sponsor and the other parties thereto.

“Other Indemnitors” has the meaning specified in Section 6.19(d).

“Outbound License” means any Contract to which the Company is a party or by which any of its properties or assets may be bound, subject or affected, which grants any third Person a license or covenant not to sue under any of the Owned Intellectual Property.

“Outside Date” has the meaning specified in Section 8.01(c).

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Percentage Merger Consideration” means a number of shares of Pubco Common Stock equal to (a) 80,000,000, multiplied by (b) the percentage set forth opposite such Seller’s name on Schedule 1.08, to be delivered or made available to the SPAC within five (5) Business Days prior to Closing.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Interim Actions” means any action taken by the Company during the Interim Period in connection with (a) any bona fide equity capital financing by the Company for up to Ten Million Dollars ($10,000,000) in the aggregate or any related amendment to the Company’s Organizational Documents, (b) the conversion, cancellation, settlement or other treatment of Company SAFEs or other Company Convertible Securities, any equity cleanup or other pre-Closing capitalization step, or any related amendment to the Company’s Organizational Documents, in each case in connection with the Transactions, (c) the preparation, filing, prosecution, maintenance, renewal, protection, perfection or recordation of the Company’s Intellectual Property, including patent, trademark, copyright or other applications or registrations, continuations, divisionals, responses to office actions or similar filings, and assignments to the Company or its Subsidiaries, confirmatory assignments, invention assignment agreements or other instruments to evidence, perfect or confirm the Company’s or any of its Subsidiaries’ ownership of such Intellectual Property, (d) any non-exclusive Intellectual Property license, development agreement, joint development agreement or similar commercial or technology arrangement, (e) any U.S. Department of Energy grant or permit application, site application, regulatory filing, grant activity or similar governmental or grant-related activity, (f) any strategic partnership, project development arrangement, commercial collaboration, customer, supplier, vendor, pilot, demonstration project or similar arrangement, (g) any hiring or engagement of any new employee or individual or single-member entity independent contractor if such new employee or individual or single-member entity independent contractor will receive annual base wages or cash compensation below $400,000, (h) any promise to grant or making a statement of eligibility to receive any equity or equity-based incentive awards under the Pubco Equity Incentive Plan and/or the Pubco ESPP in accordance with Section 6.15 and (i) any transfer of Company Units by a Company Member that is permitted by, and effected in accordance with, the Company’s Organizational Documents without the consent of the Company’s board of managers, including any transfer to an Affiliate of such Company Member or for bona fide estate planning purposes, so long as, in each case, such transfer is not part of a transaction or series of transactions that would otherwise constitute an Alternative Transaction; provided that, such action does not involve a sale of control of the Company or a sale or disposition of a material portion of the business or assets of the Company.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of the Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respect; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Company’s ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Company’s real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business; (j) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, or (k) Liens disclosed in Section 3.03(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information relating to an identified or identifiable natural individual or household, including, but not limited to, name, address, phone number, job title, employee identification numbers, email address, Social Security number or other government identification number (including state identification number, tax identification number, driver’s license number, or passport number), geolocation and location information, biometric data, medical or health information, birthdates, financial information, unique identifiers, and web or mobile browsing or usage information that is linked to the foregoing MAC addresses, IP addresses, unique device identifiers, serial numbers, account or authentication credentials, passwords, and any other data or information that is otherwise considered personally identifiable information, personal information, health data, sensitive data, personal data, or a similar term under Data Protection Law.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Financing” means the financing for the SPAC in the form of private placement of shares of Pubco Common Stock at a purchase price of $10.00 per share pursuant to one or more PIPE Subscription Agreements, in form and substance reasonably acceptable to the Company and the SPAC, unless otherwise agreed to or waived in writing in advance by the Company.

“PIPE Notice” has the meaning specified in Section 6.20.

“PIPE Notice Date” means the date on which the SPAC delivers the PIPE Notice to the Company in accordance with Section 6.20.

“PIPE Outside Date” means 5:00 p.m. Eastern Time, on March 8, 2027.

“PIPE Proceeds” means net unrestricted cash proceeds of at least $40,000,000 from the PIPE Financing, after giving effect to all fees, commissions, discounts, expenses, and any and all other amounts paid or payable or deducted or deductible in connection with the PIPE Financing, which cash proceeds shall be immediately available to Pubco at the Closing free and clear of any escrow, holdback, reserve, lien, repayment or redemption obligation, or other restriction or obligation affecting Pubco’s unrestricted use thereof.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Post-Closing Pubco Board” has the meaning specified in Section 6.18(a).

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proxy Statement” has the meaning specified in Section 6.14(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.14(a)(i).

“Pubco” has the meaning specified in the Preamble.

“Pubco Common Stock” means the shares of common stock of Pubco, par value $0.0001 per share, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Equity Incentive Plan” has the meaning specified in Section 6.15(a).

“Pubco ESPP” has the meaning specified in Section 6.15(a).

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Restricted Shares” has the meaning specified in Section 1.11(e)(ii).

“Pubco Severance Plan” has the meaning specified in Section 6.23.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Public Certifications” has the meaning specified in Section 5.06(a).

“PWSP” has the meaning specified in Section 9.14(a)(ii).

“Redemption” has the meaning specified in the Recitals.

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the registration statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Pubco under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.14(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” or “Released” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, injection, deposit, dumping, disposal, discharge, dispersal, escaping, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (a) investigate, clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Required Company Lock-Up Holder” means the Supporting Company Members and each other Seller set forth on Section 6.24(c) of the Company Disclosure Letter.

“Required SPAC Lock-Up Holder” means the Sponsor and those Persons set forth on Section 6.24(d) of the SPAC Disclosure Letter.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Jurisdiction” has the meaning specified in Section 3.24(b).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any country in which the SPAC, Pubco, the Merger Subs, or the Company or any agent acting on behalf of the foregoing is performing activities.

“SDN List” has the meaning specified in Section 3.24(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized or unlawful access to or use, disclosure, or other Processing of Company data, including any ransomware attacks, successful phishing incidents, or other incidents that are “personal data breaches,” “security incidents,” or similar terms as defined by Data Protection Law.

“Sellers” has the meaning specified in Section 1.08.

“Signing Filing” has the meaning specified in Section 6.16(b).

“Signing Press Release” has the meaning specified in Section 6.16(b).

“Software” means any and all software, algorithms, artificial intelligence and machine learning models, trained models, model weights, prompts, training and validation datasets, embedded software, operational technology software, compilers and assemblers, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, files, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“SPAC” has the meaning specified in the Preamble.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Certificate of Merger” has the meaning specified in Section 1.04.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to consummation of the Conversion.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to consummation of the Conversion.

“SPAC Common Stock” means the shares of common stock, par value $0.0001 per share, of the SPAC following the consummation of the Conversion.

“SPAC/Pubco Closing Certificate” has the meaning specified in Section 2.02(a).

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning the SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by a SPAC Party or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the SPAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC D&O Tail Insurance” has the meaning specified in Section 6.19(c).

“SPAC Disclosure Letter” has the meaning specified in Article V.

“SPAC Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events, or occurrences, (i) has had a materially adverse effect on the business, assets, financial condition or results of operations of the SPAC, Pubco, or the Merger Subs; (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impair the ability of the SPAC, Pubco and the Merger Subs to consummate the Transactions; or (iii) would reasonably be expected to result in the SPAC, Pubco or either Merger Sub failing to satisfy the Minimum Cash Condition or Applicable Exchange listing requirements; provided, however, solely for purposes of clause (i), that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred: (a) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the SPAC, Pubco or the Merger Subs; (b) the taking of any action required by this Agreement or any Ancillary Document; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate or the escalation or worsening of the foregoing; (d) any acts of terrorism or war, including sabotage or cyberterrorism, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or the escalation or worsening of the foregoing; (e) any breach of any covenants, agreements or obligations of any investor in any PIPE Financing or under any agreement related to financing the Company, SPAC or Pubco (including any breach of such Person’s obligations to fund any amounts thereunder when required, but excluding any agreements entered into by Sponsor or its Affiliates); (f) changes or proposed changes in applicable Law, regulations or any enforcement, implementation or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (g) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“SPAC Material Contracts” has the meaning specified in Section 5.21(a).

“SPAC Merger” has the meaning specified in the Recitals.

“SPAC Merger Effective Time” has the meaning specified in Section 1.04.

“SPAC Merger Sub” has the meaning specified in the Preamble.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Parties” has the meaning specified in the Preamble.

“SPAC Private Warrants” means the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof, immediately prior to the Conversion, to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share and, from and after the Conversion, to purchase one (1) share of SPAC Common Stock at such purchase price, in each case subject to the terms of the Warrant Agreement.

“SPAC Public Units” means the units of the SPAC sold in the IPO, consisting of one (1) SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant.

“SPAC Public Warrant” means a warrant included in the SPAC Public Units sold in the IPO, with each whole warrant entitling the holder thereof, immediately prior to the Conversion, to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share and, from and after the Conversion, to purchase one (1) share of SPAC Common Stock at such purchase price, in each case subject to the terms of the Warrant Agreement.

“SPAC SEC Reports” has the meaning specified in Section 5.06(a).

“SPAC Securities” means, collectively, the SPAC Public Units, the SPAC Ordinary Shares, the SPAC Common Stock and the SPAC Warrants.

“SPAC Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (B) and (C) of Section 6.14(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman SPAC Articles) at the SPAC Shareholders’ Meeting, (b) those Transaction Proposals identified in clauses (A), (D), (F) and (G) of Section 6.14(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman SPAC Articles), and (c) with respect to any other proposal proposed to the SPAC Shareholders, the requisite approval required under the Cayman SPAC Articles, the Cayman Companies Act or any other applicable Law, in each case, at a SPAC Shareholders’ Meeting.

“SPAC Shareholders” means the holders of SPAC Ordinary Shares prior to the Conversion and the holders of SPAC Common Stock from and after the Conversion, as applicable.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 6.14(b).

“SPAC Surviving Subsidiary” has the meaning specified in Section 1.01.

“SPAC Transaction Costs” means (a) all fees, costs and expenses of the SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including any and all reasonable and documented professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including the cost and expense incurred in connection with the procurement of any directors’ and officers’ liability insurance or “tail” policy contemplated by Section 6.19 and any financial advisory fee payable by the SPAC or Sponsor to Cantor Fitzgerald & Co. or its Affiliates in connection with the Transaction; (b) all filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement pursuant to Section 6.14(a)(i); (c) Transfer Taxes that are the responsibility of the SPAC pursuant to Section 6.12(c); and (d) 50% of any fees or other amounts charged by any Governmental Authorities relating to any required filing or application by the Company or the SPAC under Antitrust Laws pursuant to Section 6.10(b).

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Meshflow Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Standard Inbound Licenses” means the following types of Inbound Licenses: (a) licenses to Software or other materials under an Open Source Software license; (b) nonexclusive licenses to generally commercially available “off-the-shelf” third-party Software or hosted services that have been licensed to or procured by the Company; (c) Inbound Licenses under Contracts that do not materially deviate from one of the Company’s standard form agreements; (d) non-exclusive Inbound Licenses to Intellectual Property entered into by the Company in the ordinary course of business; and (e) non-exclusive Inbound Licenses that are not reasonably expected to be material to the Company’s business, taken as a whole.

“Standard Outbound Licenses” means the following types of Outbound Licenses: (a) rights to use confidential information in nondisclosure agreements entered into in the ordinary course of business; (b) non-exclusive Outbound Licenses granted to customers and research collaborators of the Company in the ordinary course of business; (c) Outbound Licenses in Contracts with independent contractors and vendors under which Owned Intellectual Property is non-exclusively licensed to the vendor or contractor in connection with the vendor’s or contractor’s performance of services for the Company; (d) Outbound Licenses in Contracts that do not materially deviate from the Company’s standard form agreements; and (e) non-exclusive Outbound Licenses of Owned Intellectual Property granted by the Company in the ordinary course of business that are not material to the Company’s operation of its business as currently conducted and are incidental to the transaction contemplated in the applicable Contract.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Supporting Company Members” means, collectively, the holders of Company Units representing the requisite approval necessary to constitute the Company Member Approval under the Company’s Organizational Documents and applicable Law that have duly executed and delivered Transaction Support Agreements.

“Surviving Subsidiaries” has the meaning specified in Section 1.03.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed (or provided to a payee) in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, escheat or unclaimed property, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Customers” has the meaning specified in Section 3.23(a).

“Top Suppliers” has the meaning specified in Section 3.23(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.14(b).

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the SPAC, the Company and the Supporting Company Member party thereto.

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.12(c).

“Transferred Information” has the meaning specified in Section 9.17.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.16.

“Trustee” has the meaning specified in Section 5.16.

“Unvested Company PIU” has the meaning specified in Section 1.11(e)(ii).

“Vested Company PIU” has the meaning specified in Section 1.11(e)(i).

“WARN Act” has the meaning specified in Section 3.18(g).

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 9, 2025, by and between the SPAC and Continental, as warrant agent.

“Warrant Agreement Amendment” has the meaning specified in Section 6.06.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the actual knowledge of the Person that the taking of such act or failure to act would constitute or result in a material breach of this Agreement.

“WLLCA” has the meaning specified in the Recitals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

THE SPAC:

MESHFLOW ACQUISITION CORP.

By:	/s/ Bartosz Lipiński
Name:	Bartosz Lipiński
Title:	Chief Executive Officer, Chief Financial Officer and Chairman

PUBCO:

LEYTE PARENT, INC.

By:	/s/ Bartosz Lipiński
Name:	Bartosz Lipiński
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

THE COMPANY:

HGP INTELLIGENT ENERGY, LLC

By:	/s/ Gregory Forero
Name:	Gregory Forero
Title:	Chief Executive Officer

SPAC MERGER SUB:

LEYTE MERGER SUB I, INC.

By:	/s/ Bartosz Lipiński
Name:	Bartosz Lipiński
Title:	Chief Executive Officer and President

COMPANY MERGER SUB:

LEYTE MERGER SUB II, LLC

By:	/s/ Bartosz Lipiński
Name:	Bartosz Lipiński
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Transaction Support Agreement

[filed separately.]

[Exhibit A to Business Combination Agreement]

A-1

Exhibit B

Form of Lock-Up Agreement

[filed separately.]

[Exhibit B to Business Combination Agreement]

B-1

Exhibit C

Sponsor Support Agreement

[filed separately.]

[Exhibit C to Business Combination Agreement]

C-1

Exhibit D

Company SAFE Conversion Agreement

Final Form

HGP INTELLIGENT ENERGY, LLC

SAFE CONVERSION AGREEMENT

This SAFE Conversion Agreement (this “Agreement”) is made and entered into as of [●], 2026 by and between HGP Intelligent Energy, LLC, a Wyoming limited liability company (the “Company”), and the undersigned holder (the “Holder”) of the SAFE (as defined below). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Company issued a Simple Agreement for Future Equity to the Holder on such date and for such Purchase Amount as set forth on Exhibit A hereto (the “SAFE”);

WHEREAS, the Company, Meshflow Acquisition Corp., a Cayman Islands exempted company with limited liability (“SPAC”), Leyte Parent, Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Pubco”), Leyte Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), Leyte Merger Sub II, LLC, a Wyoming limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), have entered into a Business Combination Agreement dated September 5, 2026 (the “Business Combination Agreement”), pursuant to which, among other things, (i) the SPAC Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving corporation (the “SPAC Merger”), as a result of which each issued and outstanding security of the SPAC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled in exchange for substantially equivalent securities of Pubco, and (ii) substantially concurrently with the SPAC Merger, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving limited liability company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which each issued and outstanding Company Unit immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled in exchange for shares of Pubco Common Stock, and (iii) as a result of the Mergers, the SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company;

WHEREAS, pursuant to the terms of the SAFE, in the event of the Mergers, the Holder will, at its option, either (i) receive a cash payment equal to the Purchase Amount (as defined in the SAFE) subject to the terms of Section 3.2(a) of the SAFE or (ii) receive from the Company a number of shares of the Company’s Class C Units (the “Class C Units”) equal to the Purchase Amount divided by the lesser of the Conversion Price (as defined in the SAFE) or $320.625 subject to the terms of Section 3.2(b) of the SAFE;

WHEREAS, the Holder desires to convert the entire Purchase Amount of the SAFE into the aggregate number of shares of Class C Units set forth on Exhibit A hereto (the “Conversion Shares”), and the Company desires to issue the Conversion Shares in full satisfaction of its obligations under the SAFE, effective immediately prior to the consummation of the Mergers (the “Conversion”); and

WHEREAS, each of the Conversion Shares will be canceled at the Company Merger Effective Time and, upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically converted into the right to receive, on the terms and subject to the conditions set forth in the Business Combination Agreement that are applicable to shares of Class C Units, the applicable portion of the Company Merger Consideration described in Section 1.11(a) of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties hereto, constituting the parties necessary to take the actions contemplated herein, agree as follows:

1. Conversion of SAFE.

(a) The Holder and the Company hereby elect and agree to the Conversion and further agree that, notwithstanding anything to the contrary in the SAFE, the entire Purchase Amount shall convert into the number of Conversion Shares as set forth on Exhibit A.

(b) The Holder and the Company hereby acknowledge and agree that the Conversion shall occur immediately prior to the Company Merger Effective Time and that the SAFE shall expire, terminate and be canceled in its entirety and be of no further force or effect upon the Conversion.

(c) By entering into this Agreement and agreeing to the Conversion, the Holder hereby acknowledges and agrees that the terms of the SAFE are hereby amended (if and to the extent necessary) to permit the Conversion and to effect the conversion of the SAFE in accordance with the terms of this Agreement. In addition, the Holder irrevocably agrees that this Agreement satisfies any notice requirements under the SAFE and hereby waives any other notice or procedural requirements of the Company under the SAFE in connection with the Conversion and the Mergers.

2. Acknowledgment. The Holder acknowledges that its receipt of the Conversion Shares in accordance with this Agreement shall fully satisfy any and all of the Company’s obligations to the Holder pursuant and with respect to the SAFE and any other agreements and commitments (written or oral) to issue capital stock or other convertible securities to the Holder, and that neither the Company, SPAC, Pubco nor any other Subsidiary or Affiliate of the Company, SPAC or Pubco shall have any further obligation with respect to the SAFE other than the issuance of the Conversion Shares. The Holder further acknowledges and waives any and all breaches and events of default that may have occurred under the SAFE or any other agreement to which the Holder and the Company are party. The Holder understands that the Conversion Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that for the purposes thereof, the Company is relying upon the truth and accuracy of the representations made by the Holder in the SAFE.

3. Release.

(a) The Holder, on its, his or her own behalf and on behalf of each of its, his or her Affiliates (other than the Company or any of its Subsidiaries) and each of its, his, her and their successors, assigns, heirs and executors (each, a “Company Releasor”), effective as of the Closing, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Pubco, the SPAC, the Company, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case, in their capacity as such) (each, a “Company Releasee”) from (x) any and all obligations or duties that Pubco, the SPAC, the Company or any of their respective Subsidiaries has prior to or as of the Closing to such Company Releasor and (y) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has prior to or as of the Closing against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing.

(b) Notwithstanding the foregoing, nothing in this Section 3 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any Person (i) arising under this Agreement, the Business Combination Agreement, any other Ancillary Document or the Organizational Documents of the Company or Pubco, including the right to receive shares of Pubco Common Stock at the Effective Time and any amounts owed pursuant to the terms set forth therein, (ii) for indemnification, exculpation, advancement or contribution, in any Company Releasor’s capacity as an officer, director or manager of the Company, (iii) arising under any then-existing insurance policy of the Company, including any director and officer tail insurance policy, (iv) pursuant to any Contract or policy of the Company, to reimbursement for reasonable and documented out-of-pocket business expenses incurred prior to the Closing, provided that such expenses shall be paid at the Closing and shall constitute Company Transaction Costs, (v) in respect of any accrued but unpaid compensation or benefits owed to such Company Releasor in his, her or its capacity as an employee or other service provider of the Company or any of its Subsidiaries, or (vi) for any claim for Fraud.

(c) Each Company Releasor acknowledges that it, he or she has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Company Releasor hereby expressly, knowingly and voluntarily waives and relinquishes any and all rights and benefits that it, he or she may have under, and any and all provisions, rights and benefits conferred by, California Civil Code Section 1542 and any Law of any other jurisdiction, or principle of common law, that is similar, comparable or equivalent in effect to California Civil Code Section 1542, in each case with respect to the matters released pursuant to this Section 3. Each Company Releasor acknowledges that it, he or she may hereafter discover facts in addition to, or different from, those that it, he or she now knows or believes to be true with respect to the matters released herein, and nevertheless intends the release set forth in this Section 3 to be, and to remain, a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

4. Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to the subject matter hereof and supersedes all prior negotiations, commitments, agreements and understandings heretofore had among any of them with respect thereto.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument. Any such counterpart may contain one or more signature pages. This Agreement may be executed by facsimile or electronic signatures.

6. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this SAFE Conversion Agreement as of the date first written above.

HGP INTELLIGENT ENERGY, LLC

By:
Name:	Gregory Forero
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SAFE CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this SAFE Conversion Agreement as of the date first written above.

HOLDER:

(PRINT HOLDER NAME)

By:
Name:
Title:

[SIGNATURE PAGE TO SAFE CONVERSION AGREEMENT]

Exhibit A

Name of Holder	SAFE Issuance Date	SAFE Purchase Amount	Conversion Shares